EXHIBIT 10.1

LEASE AGREEMENT

BETWEEN

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.,

a Delaware limited partnership

(“Landlord”)

AND

ATHEROS COMMUNICATIONS, INC.,

a Delaware corporation

(“Tenant”)

5480 Great America Parkway

Santa Clara, California

Dated: April 8, 2005

TABLE OF CONTENTS

ARTICLE		PAGE
1	BASIC LEASE INFORMATION AND CERTAIN DEFINITIONS	1

2	PREMISES AND QUIET ENJOYMENT	1

3	TERM; COMMENCEMENT DATE; DELIVERY AND ACCEPTANCE OF PREMISES	1

4	RENT	3

5	TAXES	3

6	OPERATING COSTS	5

7	SERVICES	8

8	ASSIGNMENT AND SUBLETTING	10

9	REPAIRS	13

10	ALTERATIONS	15

11	LIENS	17

12	USE AND COMPLIANCE; HAZARDOUS SUBSTANCES	17

13	DEFAULT AND REMEDIES	18

14	INSURANCE	21

15	DAMAGE BY FIRE OR OTHER CAUSE	23

16	CONDEMNATION	24

17	INDEMNIFICATION	26

18	SUBORDINATION	26

19	SURRENDER OF THE PREMISES AND HOLDOVER	27

20	SECURITY DEPOSIT	28

21	MISCELLANEOUS	29

22	RENEWAL OPTIONS	34

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		PAGE
23	RIGHT OF FIRST OFFER TO LEASE BUILDING 9	37

24	RIGHT OF SECOND OFFER FOR NEW IMPROVEMENTS	38

25	CAFETERIA	39

26	PERSONAL PROPERTY	39

27	SIGNAGE	40

28	SATELLITE DISH	41

29	Parking	42

EXHIBITS AND RIDERS

The following Exhibits and Riders are attached hereto and by this reference made a part of this Lease:

SCHEDULE 1.1	DEFINITIONS
EXHIBIT A	FLOOR PLAN OF THE PREMISES
EXHIBIT B	THE LAND
EXHIBIT C	EXAMPLE OF CANCELLATION FEE
EXHIBIT D	WORK LETTER
EXHIBIT E	FORM OF COMMENCEMENT NOTICE
EXHIBIT F	INVENTORY LIST
EXHIBIT G	TENANT CREDIT ADJUSTMENT
EXHIBIT H	LANDLORD’S WORK
EXHIBIT H	HAZARDOUS SUBSTANCES
RIDER NO. 1	RULES AND REGULATIONS

ii

BASIC LEASE INFORMATION

(“Basic Lease Information”)

A.	Additional Rent:	The Additional Rent shall be all sums, other than Base Rent, due and payable by Tenant under the Lease, including, but not limited to, Tenant’s Share of Operating Costs.

B.	Base Rent:	The Base Rent shall be the amounts set forth below subject to increase as provided in Article 8 of the Work Letter.

Period	Base Rent Per Month
June 1, 2005 – September 30, 2005	None.
October 1, 2005 – May 31, 2006	$91,695.45
June 1, 2006 – May 31, 2007	$96,061.90
June 1, 2007 – May 31, 2008	$100,428.35
June 1, 2008 – May 31, 2009	$104,794.80
June 1, 2009 – June 30, 2010	$109,161.25

* All dates assume that the Commencement Date occurs June 1, 2005. If the Commencement Date occurs after June 1, 2005, all of the above dates shall be delayed by the number of days of delay between June 1, 2005 and the actual Commencement Date.

C.	Brokers:	Cushman & Wakefield of California and The Staubach Company.

D.	Building:	The building commonly known as 5480 Great America Parkway, Santa Clara, California.

E.	Commencement Date:	June 1, 2005, subject to the provisions of Article 3 hereof.

F.	Expiration Date:	July 1, 2010, unless sooner terminated or extended pursuant to the terms hereof.

G.	Land:	That certain parcel of real estate described in Exhibit B attached hereto.

H.	Landlord’s Address for Notice:	Prentiss Properties Acquisition Partners, L.P. 3890 W. Northwest Highway, Suite 400 Dallas, Texas 75220 Attention: President

With a copy to:

Prentiss Properties Trust 1901 Harrison Street, Suite 100 Oakland, California 94612 Attention: Managing Director

I.	Landlord’s Address for Payment:	Prentiss Properties Acquisition Partners, L.P. P.O. Box 100435 Pasadena, CA 91189-0435

J.	Landlord’s Contribution:	$654,967.50, subject to increase as provided in Article 8 of the Work Letter.

K.	Lease Year:	The first “Lease Year” shall be the period from the Commencement Date to the last day of the twelfth (12th) full calendar month following the calendar month in which the Commencement Date occurs. Thereafter, each consecutive twelve (12) calendar month period shall constitute one (1) Lease Year. Notwithstanding anything contained herein to the contrary, if the Commencement Date occurs on the first (1st) day of a calendar month, the first Lease Year shall be twelve (12) full calendar months.

L.	Premises:	The Building other than the Underground Parking Area marked on the floor plans attached hereto as Exhibit A.

M.	Project:	The Land and all improvements now or in the future thereon, including the buildings and all Common Areas, commonly known as 5450, 5470 and 5480 Great America Parkway, Santa Clara, California.

N.	Rent:	The Base Rent and the Additional Rent.

O.	Rentable Area of the Project:	Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Project shall be deemed to be 307,050 square feet.

P.	Rentable Area of the Premises:	Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Premises shall be deemed to be 87,329 rentable square feet, consisting of 27,237 rentable square feet on the first floor, 28,537 rentable square feet on the second floor, 27,769 rentable square feet on the third floor, 638 rentable square feet of lobby, and 872 rentable square feet on the lower podium plus Tenant’s Share of the Cafeteria space (which shall be deemed to be 2,276 rentable square feet).

Q.	Security Deposit:	$109,161.25

R.	Tenant’s Address for Notice:

Prior to the Commencement Date:

Atheros Communications

529 Almanor Avenue

Sunnyvale, CA 94085

Attention: David Torre / Vice President, Finance & Administration

With a copy to:

Atheros Communications

529 Almanor Avenue

Sunnyvale, CA 94085

Attention: Legal Department

After the Commencement Date:

Atheros Communications

5480 Great America Parkway

Santa Clara, CA 95054

Attention: David Torre / Vice President, Finance & Administration

With a copy to:

Atheros Communications

5480 Great America Parkway

Santa Clara, CA 95054

Attention: Legal Department

S.	Tenant’s Permitted Use:	General Office/ Research and Development, including, but not limited to computer labs and all other legally permitted uses, all of which uses must be consistent with the operation of a first-class office/research and development building in the Market Area.

T.	Tenant’s Share:	28.44%

U.	Term:	Five (5) Lease Years and one (1) full calendar month.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of April 8, 2005 (the “Effective Date”) by and between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”), and Atheros Communications, Inc., a Delaware corporation (“Tenant”), upon all the terms set forth in this Lease as follows:

ARTICLE 1

BASIC LEASE INFORMATION AND CERTAIN DEFINITIONS

1.1 The Basic Lease Information is made a part of this Lease, but the provisions of this Lease addressing such matters in detail shall control over any inconsistent provisions in the Basic Lease Information. All terms capitalized but not otherwise defined herein shall have the respective meanings given to them in the Basic Lease Information or Schedule 1.1 attached hereto.

ARTICLE 2

PREMISES AND QUIET ENJOYMENT

2.1 Tenant hereby leases the Premises from Landlord upon the terms and conditions set forth herein. The parties hereto agree that the interior walls within the Building as shown on Exhibit A may not accurately reflect the location or existence of the interior walls within the Building as of the Effective Date. During the Term, Tenant shall have the non-exclusive right to use the Common Areas in accordance with the rules and regulations set forth on Rider No. 1 attached hereto (the “Rules and Regulations”).

2.2 Provided Tenant fully and timely performs all the terms of this Lease on Tenant’s part to be performed, including payment by Tenant of all Rent, Tenant shall have, hold and enjoy the Premises during the Term without disturbance from or by Landlord or those claiming through Landlord, subject to the terms of this Lease.

ARTICLE 3

TERM; COMMENCEMENT DATE;

DELIVERY AND ACCEPTANCE OF PREMISES

3.1 The Commencement Date shall be the later of (a) June 1, 2005 or (b) the date Landlord delivers exclusive possession of the Premises to Tenant in the Delivery Condition. The Commencement Date shall be confirmed, along with other matters, by written notice sent by Landlord, and counter-signed by Tenant, substantially in the form of Exhibit E attached hereto (the “Commencement Notice”). From and after the Effective Date and prior to the Commencement Date, Tenant may have access to the Premises for the purpose of performing the Leasehold Improvements, subject to all of the terms and conditions of this Lease, including the Work Letter attached as Exhibit D, except that Tenant shall have no obligation to pay Rent prior to the Commencement Date of this Lease. In consideration of Tenant entering into this Lease and as an inducement to lease the Premises for the Term, Landlord hereby represents, warrants and covenants that to Landlord’s knowledge, there are no lawsuits or proceedings currently pending against (i) Landlord or (ii) all or any portion of the Project, whether involving eminent domain or otherwise, which would in either (i) or (ii) above affect all or any portion of the Project or Tenant’s use and enjoyment of thereof. If Landlord fails to deliver exclusive possession of the Premises to Tenant in the Delivery Condition on or before July 1, 2005 and such failure is not the result of Tenant Delay or Force Majeure, then, in addition to the delay in the obligation to pay Base Rent due to the delay in the Commencement Date, Tenant’s obligation to pay Base Rent shall be delayed by an additional one (1) day for each day after July 1, 2005 that Landlord fails to deliver possession to Tenant. As an example of the foregoing, if Landlord delivers exclusive possession of the Premises to Tenant in the Delivery Condition on July 15, 2005, Tenant’s obligation to pay Base Rent shall not commence until November 27, 2005. As used herein, the term “Tenant Delay” shall mean any delay caused by (i) changes to the scope of Landlord’s Work from that which is described on Exhibit H attached hereto; (ii) Tenant’s request for materials, finishes or installations other than Building standard (unless the same was contemplated in the scope of Landlord’s Work described on Exhibit H); (iii) Tenant’s entry into the Premises for the performance of the Leasehold Improvements as described above; and (iv) any other act, omission or delay caused by Tenant, its agents, contractors or persons employed by any such persons.

3.2 Subject to the terms of Article 9 hereof and the Work Letter, Tenant’s occupancy of any portion of the Premises shall be conclusive evidence that Tenant (a) has accepted the Premises as suitable for Tenant’s purposes, in its “as is, where is” condition without any representations or warranties except as specifically set forth in this Lease, but Tenant’s acceptance of the Premises shall not extend to any matters identified in the Punchlist, and (b) without prejudicing any rights Tenant may have with respect to any third parties, has waived any claims against Landlord with respect to any defects or deficiencies other than such claims as Tenant may have under Section 9.3 below for Landlord’s failure to deliver the Premises in the Delivery Condition.

3.3 Subject to the provisions set forth herein, Tenant shall have the right to terminate the Lease as of the end of the fortieth (40th) full calendar month of the Term (the “Cancellation Date”). Tenant’s cancellation option shall be exercisable by the delivery of a written notice (the “Cancellation Notice”) to Landlord on or before the end of the Twenty-eighth (28th) full calendar month of the Term, time being of the essence. If Tenant fails to deliver the Cancellation Notice to Landlord as required hereunder, Tenant shall be conclusively presumed to have elected not to exercise Tenant’s cancellation option. Once given, notice of exercise of Tenant’s cancellation option shall be irrevocable. Only the Tenant named in the Lease or any successor thereto pursuant to a Permitted Transfer may exercise Tenant’s option to cancel. If there is an Event of Default at the time of Tenant’s exercise of Tenant’s cancellation option or on the Cancellation Date, Landlord may determine that Tenant shall no longer be entitled to exercise its cancellation option, in which event this cancellation option shall be of no force and effect. Tenant’s right to exercise Tenant’s cancellation option is made expressly subject to the condition that on or before the end of the thirty fifth (35th) full calendar month of the Term, Tenant delivers to Landlord a termination fee (the “Cancellation Fee”) equal to the sum of: (i) $440,653.54; and (ii) the unamortized portion, as of the Cancellation Date, of Landlord’s Contribution and all leasing commissions incurred by Landlord in connection with the leasing the Premises to Tenant (such amounts shall be amortized by Landlord on a straight-line basis over the Term of the Lease at an interest rate of nine percent (9%) per annum). An example of the calculation of the Cancellation Fee is provided on Exhibit C attached hereto. If Tenant fails to pay the Cancellation Fee as and when required hereunder, Tenant’s exercise of the cancellation option shall be null and void, and Tenant shall have no right to cancel the Lease pursuant to this Section 11.

ARTICLE 4

RENT

4.1 Tenant shall pay to Landlord, without notice, demand, offset or deduction, in lawful money of the United States of America, at Landlord’s Address for Payment, or at such other place or in such other manner as Landlord shall designate in writing from time to time: (a) the Base Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term commencing on the Rent Commencement Date, and (b) the Additional Rent, at the respective times required hereunder, commencing on the Commencement Date. The first monthly installment of Base Rent shall be paid in advance on the date of Tenant’s execution of this Lease and applied to the first installments of Base Rent coming due under this Lease. If the Rent Commencement Date falls on a date other than the first day of a calendar month or the Expiration Date or earlier termination of this Lease occurs on a date other than the last day of a calendar month, the Rent due for such fractional month shall be prorated on a per diem basis for the portion of such fractional month falling within the Term.

4.2 Commencing with the third such installment in any twelve month period that is not paid within five (5) days after its due date, all installments of Rent not paid within five (5) days after their due date shall be subject to a late charge of five percent (5%) of the amount of the late payment. In addition, all installments of Rent not paid on their due date shall bear interest from the 31st day after the date due until paid at a rate per annum (the “Interest Rate”) equal to the greater of (i) ten percent (10%) or (ii) four percent (4%) above the prime rate of interest (the “Prime Rate”) from time to time publicly announced by Citibank, N.A., a national banking association, or any successor thereof; provided, in no event shall the Interest Rate exceed the maximum rate of interest then permitted by applicable law. As long as no such failure to timely pay any installment of Rent matures into an Event of Default, Landlord hereby waives Landlord’s right to collect any such late charge or interest described herein if Landlord fails to deliver notice to Tenant that such charge or interest has accrued within thirty (30) days following the date such charge or interest is first due.

ARTICLE 5

TAXES

5.1 Tenant shall pay before delinquency any and all taxes levied or assessed upon or against trade fixtures, equipment, furniture, and other personal property installed or located on the Premises (collectively the “personal property”). If any personal property shall be assessed with the real property comprising the Premises, Tenant shall pay to Landlord, as Additional Rent, the amounts attributable to the personal property within thirty (30) days after receipt of a written statement from Landlord setting forth the amount of such taxes, assessments and public charges attributable to the personal property.

5.2 Within thirty (30) days after receipt of the a copy of the bill therefor issued by the applicable taxing body, Tenant shall pay to Landlord as Additional Rent Tenant’s pro rata share of all Taxes which are assessed, levied, confirmed, imposed or which become a lien upon the Project with respect to any period of time within the Term, whether payable as a regular installment of Taxes or as a result of a supplemental assessment or reassessment of Taxes. Tenant’s pro rata share of Taxes shall be Tenant’s Share, subject to such adjustment as Landlord may reasonably determine on an equitable basis taking into account any extraordinary improvements on the Project. During the last year of the Term, in addition to the payment of tax bills issued during such year for the prior years’ Taxes, Tenant shall pay to Landlord monthly with each of Tenant’s Operating Cost Payments a payment to cover Tenant’s pro rata share of Taxes assessed against the Project that have accrued but not been paid. Any such Taxes prorated on an estimated basis shall be reprorated by the parties when the actual amount of such item becomes known. Any adjustment due to reproration shall be effected not later than thirty (30) days following final determination of the amount of such item and demand by the party to whom credit is due. The provisions of this Section 5.2 shall survive the expiration or termination of the Lease.

5.3 Tenant shall pay before delinquency any and all taxes levied or assessed and which accrue during the Term (excluding, however, state and federal personal or corporate income taxes measured by the net income of Landlord from all sources, capital stock taxes, and estate and inheritance taxes succession, transfer, gift or franchise taxes), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Landlord under this Lease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder; (ii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (iii) the value of any leasehold improvements, alterations or additions made in or to the Premises, regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; or (iv) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

5.4 Tenant acknowledges that Taxes “for” a given year are those Taxes that accrue and are assessed for the Project in such year even if paid in a later year. If at any time during the Lease Term the method of taxation prevailing at the Commencement Date shall be altered so that any new or additional tax assessment, levy, imposition, or charge, or any part thereof, shall be imposed in place or partly in place of any Taxes or contemplated increase therein, including without limitation any tax, assessment, levy, imposition or charge on Rent, then all such taxes, assessments, levies, impositions or charges shall be deemed to be Taxes for the purpose hereof, to the extent that such Taxes would be payable if the Project was the only property of Landlord subject to such tax. Taxes shall not include interest and penalties for late payment, except to the extent that such penalty or interest is attributable to Tenant’s failure to remit on a timely basis its payment of Taxes, in which case Tenant shall be solely responsible for payment of such interest and/or penalty. If Taxes for the Premises are not assessed separately from the Project and such interest or penalty is attributable to such failure by Tenant and to other tenants’ failure to pay their pro rata share of Taxes, Tenant shall pay its proportionate share of the amount of such interest and/or penalty. Landlord may contest any assessment of Taxes and the cost of such contest may be included as an Operating Cost, up to the amount of any tax savings (unless Landlord conducted such contest at Tenant’s request, in which case no such limitation shall occur). Any net recovery realized by Landlord in a contest concerning the imposition of Taxes shall be refunded to Tenant in proportion to the share paid by Tenant for Taxes in the year in respect of which the refund is made. Tenant may request that Landlord contest any assessment of Taxes. If Landlord refuses to contest such Taxes, Tenant may do so on Landlord’s behalf. In such case, Landlord agrees to reasonably cooperate with Tenant (at no expense to Landlord) in any appeal of Taxes or assessments. Tenant will be entitled to its proportionate share of any refund or reduction obtained through such appeal as provided herein after first reimbursing Tenant for its costs reasonably incurred in connection with such contest from such refund or reduction, and shall be responsible for the full amount of any increase in Taxes or assessments made as a result of such appeal. Promptly upon receiving the initial assessed valuation of the Project from the County Tax Assessor of Santa Clara, California, Landlord shall inform Tenant of such valuation. Landlord agrees to consult with Tenant regarding any contest of such valuation. Any contest of such valuation shall be made pursuant to the terms of this Section 5.4. Except as set forth herein, Tenant shall have no right to appeal Taxes or assessments.

5.5 Notwithstanding anything contained in this Article 5 to the contrary, Tenant shall not be required to pay any Taxes that are (1) fairly allocable to any period of time prior to the Commencement Date or following the expiration or sooner termination of this Lease (except for Tenant’s personal property taxes as set forth in Section 5.1), (2) fairly allocable to any other tenant’s personal property, (3) payable solely as a result of a default by Landlord under this Lease or a default of any other tenant of the Project or (4) payable solely as a result of any sale or transfer of the Project, Land, Building or Premises, or any part thereof, to a party that controls Landlord, is controlled by Landlord or is under common control with Landlord, where “control” is defined as set forth in Section 8.4 below (each, an “Affiliate”), provided in the event that Landlord subsequently sells or transfers the Land, Building or Premises, or any part thereof, to a party that is not an Affiliate, from and after such sale or transfer on a going forward basis, Tenant’s obligation to pay Taxes shall include any amount that previously had not been allocable to Tenant as a result of the terms of this clause (4).

ARTICLE 6

OPERATING COSTS

6.1 A. Beginning on the Commencement Date, Tenant shall pay to Landlord at the same time as it is required to make payment of Base Rent, an amount (the “Operating Costs Payment”) equal to one twelfth (1/12th) of the estimated Tenant’s Share of Operating Costs attributable to the Project for any full or partial year during the Term. Tenant acknowledges that in connection with any particular Operating Cost, notwithstanding the fixed percentage interest of Tenant’s Share set forth in the Basic Lease Information, Landlord may fairly allocate such Operating Cost among the users of the Project if utilizing a particular user’s percentage share based on such user’s rentable square footage compared to the rentable square footage of the Project results in an inequitable allocation of such Operating Cost among the users of the Project.

B. Based on Landlord’s current estimate of Operating Costs, Tenant’ initial monthly installment of the Operating Costs Payment on the Commencement Date shall be $22,923.86. Prior to any year (or as soon thereafter as is reasonably practicable) and from time to time during any year, Landlord shall notify Tenant as to monthly installments of the Operating Costs Payment payable by Tenant based on Landlord’s reasonable estimate of Operating Costs for such year. Until such time as Landlord notifies Tenant of such estimate, Tenant shall continue to make its Operating Costs Payment in the same monthly amount as the prior year. On the first day of the calendar month following thirty (30) days after Tenant’s receipt of Landlord’s notice of any revised estimate in such installments, Tenant shall pay to Landlord (in addition to the revised monthly estimate) a lump sum payment in an amount so that Tenant’s total payments for the year will equal Landlord’s revised estimate of Tenant’s aggregate Operating Costs Payment for such year. If such lump sum payment amount exceeds the amount of Tenant’s monthly payment for the immediately proceeding month, Tenant shall have an additional thirty (30) days to pay such amount. The Operating Costs Payment for the first calendar year in which the Term falls (if the Commencement Date is other than January 1) and the last calendar year in which the Term falls (if the Term ends on a date other than December 31) shall be prorated based upon the number of days in the Term falling within the year in question.

C. After Landlord shall have ascertained the actual amount of Operating Costs for the prior year but in any case within one hundred eighty (180) days of the end of such year (but subject to adjustment upon receipt of additional information within twelve [12] months following the end of any calendar year [an “Amended Notice”]), Landlord shall notify Tenant as to the amount of such Operating Costs and the Operating Costs Payment resulting therefrom (an “Annual Adjustment Notice”). If the Operating Costs Payment actually due exceeds total estimated payments made by Tenant on account of Tenant’s Share of Operating Costs for such year, then Tenant shall pay Landlord the full amount of any such deficiency within thirty (30) days after receiving the Annual Adjustment Notice. If the Operating Costs Payment actually due is less than the total estimated payments made by Tenant on account of Tenant’s Share of Operating Costs for such year, then Landlord shall either credit any such excess to Rent next owing by Tenant or refund such excess to Tenant, provided, at the end of the Term, Landlord shall refund such excess to Tenant.

D. The provisions of this Section 6.1 shall survive the expiration or termination of this Lease.

6.2 If the Project is not fully occupied (meaning one-hundred percent (100%) of the Rentable Area of the Project) during any full or partial year of the Term, those Operating Costs which vary with the level of occupancy (including, but not limited to, utilities, janitorial costs and management fees) shall be adjusted for such year to an amount which Landlord reasonably estimates would have been incurred had the Project been the greater of ninety-five percent (95%) occupied or the actual occupancy of the Project. In no event shall Landlord collect from the tenants of the Project more than the actual Operating Costs for such year.

6.3 Tenant shall have the right upon the delivery of written notice to Landlord (“Tenant’s Review Notice”) and at reasonable times to review the books and records of Landlord relating to Tenant’s Operating Costs Payment. Such review shall take place at the Project or the office of Landlord’s managing agent in the greater San Francisco Bay Area and shall be at Tenant’s sole cost and expense. Tenant must deliver Tenant’s Review Notice to Landlord within ninety (90) days after Tenant has received its Annual Adjustment Notice for the prior year and must complete its review with written notice to Landlord, specifying in detail the reasons for any discrepancy as to a particular item within forty-five (45) days after Landlord makes its books and records available to Tenant. Failure by Tenant to deliver Tenant’s Review Notice to Landlord within such ninety (90) day period or to perform its review and provide Landlord with such notice within such subsequent forty-five (45) day period shall constitute a waiver of Tenant’s rights to contest such Annual Adjustment Notice. Tenant shall pay the full amount of Tenant’s Operating Costs Payment shown to be due on the Annual Adjustment Notice without delay, but by doing so shall not, so long as it timely complies with the time periods set forth above, waive its rights to review Landlord’s books and records or to dispute the accuracy or appropriateness of any such Annual Adjustment Notice or any items thereon as provided in this Section 6.3. In the event Landlord provides an Amended Notice, Tenant shall have the same rights with respect to the Amended Notice as with the Annual Adjustment Notice as set forth in this Section 6.3.

Tenant hereby agrees that all information disclosed in the books and records shall be kept confidential and shall not be disclosed to any other party, including, but not limited to, any other tenant in the Project. Tenant further agrees to cause any third party engaged by Tenant to review said books and records to execute and deliver a commercially reasonable confidentiality agreement prior to its performing any such review. Any accountant or professional retained by Tenant to perform such audit shall be paid by Tenant on a fixed hourly rate or flat-fee basis and not on a contingency fee based upon a percentage of the recovery of any discrepancy discovered. Tenant shall pay all costs associated with such review, unless it is finally determined that Landlord’s original determination of Tenant’s Operating Cost Payment was overstated by more than three percent (3%), in which event the Landlord shall pay the reasonable third party costs of such audit incurred by Tenant. If such review discloses a discrepancy in Landlord’s calculation of Tenant’s Operating Cost Payment, and Landlord agrees with such determination, Landlord shall promptly pay to Tenant the amount of any overpayment by Tenant or Tenant shall promptly pay to Landlord the amount of any underpayment by Tenant, as the case may be. If Landlord delivers notice to Tenant that Landlord does not agree with such determination of Operating Costs, Tenant’s accountant or other professional retained by Tenant to perform such audit and Landlord’s regular accountants shall select a third accounting firm from the “Big 4” accounting firms. If the two (2) accountants cannot agree on the selection of the third accountant within ten (10) days of their selection, then either party may request appointment of the third accountant by application to the JAMS. Once the third accountant has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the third accountant shall make his/her determination of the actual Operating Costs in dispute and such determination shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the third accountant. Subject to Landlord’s obligations to pay Tenant’s third party costs as set forth herein, any fees of any accountant or professional engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such accountant or professional.

If Landlord discovers a discrepancy in Landlord’s calculation of Operating Costs and such discrepancy has resulted in Tenant’s overpayment Operating Costs, Landlord shall deliver an Amended Notice and refund to Tenant the amount of such overpayment by crediting the same against the next Rent due under this Lease or, if the Term has expired or the Lease has terminated, by delivering such amount with the Amended Notice.

6.4 The parties hereto agree that the measurements set forth in the Basic Lease Information are, for the purposes of this Lease, correct and the parties will not remeasure the Project or the Premises. If during the Term any change occurs in either the number of square feet of the Rentable Area of the Premises (by virtue of the addition of space to the Premises or the reduction in the size of the Premises) or by addition to or subtraction from the Rentable Area of the Project, effective as of the date of any such change, the addition or subtraction of such Rentable Area of the Project or Rentable Area of the Premises shall be measured using the same method of measurement as the parties hereto used for the original measurement of the Premises, and Tenant’s Share shall be adjusted in accordance with such measurement. Landlord shall promptly notify Tenant in writing of such change and the reason therefor. Any changes made pursuant to this Section 6.3 shall not alter the computation of Operating Costs as provided in this Article 6 or Taxes as provided in Article 5, but, on and after the date of any such change, Tenant’s Share of Operating Costs and Taxes shall be appropriately adjusted. If such estimated payments of Tenant’s Share are so adjusted during a year, a reconciliation payment for Tenant’s Share pursuant to this Article 6 for the calendar year in which such change occurs shall be computed pursuant to the method set forth in Sections 6.1 and 6.2, such computation to take into account the daily weighted average of Tenant’s Share of Operating Costs during such year.

ARTICLE 7

SERVICES

7.1 During the Term (including any extensions thereof) and subject to the other terms of this Lease, Landlord shall furnish Tenant with the following services: (a) cafeteria service in the Cafeteria as set forth in Section 25.1 below; (b) exterior window washing at least four (4) times each Lease Year; (c) electricity and gas for lighting, incidental use and the heating, ventilation and air conditioning system serving the Premises; and (d) water and sewer for restrooms and breakrooms incidental to Tenant’s use. Other than electricity separately metered to the Premises, all services referred to in this Section 7.1 shall be provided by Landlord and paid for by Tenant on a prorata basis as part of the Operating Costs Payment. With respect to electricity for the Premises, Landlord shall, at Landlord’s expense, install submeters so as to separate the use of electricity serving the Premises and electricity serving the remainder of the Project. Tenant shall pay as Additional Rent to Landlord, within thirty (30) days after receiving an invoice therefor, Landlord’s cost of electricity serving the Premises based upon Tenant’s actual usage of such electricity. Landlord’s billing of electricity to Tenant shall be without mark-up.

7.2 Except as expressly provided in this Lease, Landlord shall not be obligated to furnish services to the Premises. Tenant shall cooperate with Landlord at all times and, as reasonably necessary, allow Landlord reasonable access to the Premises to provide such services, subject to the terms of Section 21.24 below.

7.3 At all times during the Term, Tenant shall contract directly with utility providers, at its sole expense, for all utilities other than electricity, gas and water attributable to its use of the Premises. All such utility payments shall be paid directly by Tenant on or prior to the date on which the same are due to the utility provider. Tenant shall also obtain at its expense any and all janitorial and security for the Premises as Tenant desires. In addition, Tenant, at its cost, shall secure regular roof and heating, ventilation and air conditioning system inspection and maintenance services by professional maintenance services to the extent necessary to maintain the Premises in a good condition comparable with the good condition which the Premises are in as of the Effective Date, subject to ordinary wear and tear and the provisions of Articles 15 and 16. Not more often than once each calendar year upon advance written notice, Landlord may inspect at the Premises Tenant’s maintenance, service and inspection plan for the heating, ventilation and air conditioning, electrical, plumbing and mechanical systems and the roof coverings. Tenant shall reasonably cooperate with such inspection. Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the heating, ventilation and air conditioning, electrical, mechanical and plumbing systems and maintenance and inspection of the roof coverings for the Premises. If Landlord reasonably determines that Tenant has not fulfilled its obligations under this Section 7.3, upon thirty (30) days prior written notice to Tenant (except in the case of an emergency, when no such notice shall be required), Landlord may, but need not, provide such services, and Tenant shall pay Landlord the cost thereof within fifteen (15) days after Landlord’s written demand.

7.4 Except as set forth in Section 7.5 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Premises or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or consequential damages to Tenant’s business, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 7. Tenant hereby waives any benefits of any applicable existing or future Applicable Laws, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability to provide services for any limited duration.

7.5 Notwithstanding the foregoing, if (i) Landlord ceases to furnish any service set forth in Section 7.1 above to the Premises, (ii) such cessation is not caused by Force Majeure, (iii) such cessation has not arisen as a result of an act or omission of Tenant or the Tenant Parties and (iv) as a result of such cessation, the Premises (or a material portion thereof) is rendered unusable for Tenant’s business purposes and Tenant in fact Ceases to Use such space, then, as Tenant’s sole and exclusive remedy for such cessation (except as set forth in Articles 15 and 16 below, which in the event of a casualty or condemnation shall govern), commencing on the sixth (6th) consecutive Business Day after Tenant has informed Landlord of such cessation or Landlord otherwise has actual knowledge of such cessation and all of the foregoing conditions have been met, the Rent payable hereunder shall be equitably abated based on the percentage of the Premises so rendered unusable for Tenant’s business purposes and that in fact Tenant has Ceased to Use all or such portion of the Premises. Such abatement shall continue until the earlier of (a) date the Premises become usable again by the removal of such cessation of services or (b) date the Tenant resumes use of the Premises.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

8.1 Tenant shall not, by operation of law or otherwise, (i) assign, pledge, encumber or otherwise transfer this Lease or any part hereof, or the interest of Tenant under this Lease, (ii) sublease all or any portion of the Premises, or (iii) allow the Premises or any part thereof to be occupied or used for any purpose by anyone other than Tenant, other than occupancy by service providers and consultants to Tenant to the extent necessary to provide such services and consultations (individually or collectively, a “Transfer”), without first obtaining in each instance the prior written consent of Landlord. Subject to the terms of Section 8.3 below, Landlord’s consent shall not be unreasonably withheld or delayed.

8.2 A Transfer shall also be deemed to have occurred if (a) in a single transaction or in a series of transactions more than 50% of the economic, ownership or voting interests (whether stock, partnership interest, membership interest or otherwise) in any of (i) Tenant, or any party directly or indirectly owning or controlling Tenant, or (ii) any guarantor of this Lease, or (b) Tenant’s obligations under this Lease are taken over or assumed in consideration of Tenant leasing space in another office building. The transfer of the publicly traded outstanding capital stock of any such parties through the “over-the-counter” market or any recognized national securities exchange shall not constitute a Transfer.

8.3 If at any time during the Term Tenant desires to engage in a Transfer of all or any portion of the Premises which is more than a full floor or greater than 27,000 square feet on multiple floors, Tenant shall give Landlord written notice of such intent along with the amount and location of the space to be transferred. Landlord shall have fifteen (15) days after receipt of such notice from Tenant to notify Tenant in writing that Landlord elects to recapture the space which is the subject of the proposed Transfer. If Landlord fails to respond to Tenant’s notice within such fifteen (15) day period, Tenant may deliver a second notice to Landlord of Tenant’s desire to engage in a Transfer of all or a portion of the Premises which notice shall be captioned in all capital letters “FAILURE TO RESPOND SHALL CONSTITUTE WAIVER OF LANDLORD’S INITIAL RECAPTURE RIGHT”. If Landlord fails to reply to the second notice within five (5) days following such second notice, Landlord shall be deemed to have waived Landlord’s right to recapture (except as set forth below). If Tenant then negotiates a Transfer with a potential transferee or subtenant (the “Transferee”), Tenant shall give Landlord written notice no later than fifteen (15) days in advance of the proposed effective date of the Transfer specifying the name and business of the Transferee, the amount and location of the space proposed to be subleased, the proposed Transferee’s financial statements, the proposed terms of the Transfer and other information as Landlord may reasonably request to evaluate the proposed Transfer. For Transfers that are not Permitted Transfers (defined below), Landlord shall have fifteen (15) days following receipt of such notice and other information requested by Landlord to notify Tenant in writing that Landlord elects to: (i) permit Tenant to engage in such Transfer which permission may be conditioned on Landlord’s receipt of fifty percent (50%) of Bonus Rent (defined as rent received by Tenant from such assignee or sublessee in excess of the rent paid by Tenant hereunder after deducting reasonable attorneys’ fees, brokerage commissions, any tenant improvement costs and other reasonably related costs) received by Tenant for any Transfer of all or any portion of the Premises; (ii) in the event such Transfer transfers more than a full floor of the Premises (or more than 27,000 rentable square feet on multiple floors) for substantially all of then remaining Term, to recapture and terminate this Lease with respect to any space that is the subject of the Transfer provided Landlord subsequently leases the space that was the subject of the Transfer to the proposed Transferee on terms substantially similar to the terms of the proposed Transfer with such Transferee (notwithstanding the foregoing, if the proposed Transferee is Hyperion Solutions Corporation (“Hyperion”) then Landlord may exercise its right to recapture as provided herein without having to enter into a lease with Hyperion); or (iii) reasonably withhold consent to such Transfer. If Landlord fails to timely respond, Tenant may deliver a second notice to Landlord of Tenant’s desire to so transfer the Premises or a portion thereof, which notice shall be captioned in all capital letters “FAILURE TO RESPOND SHALL CONSTITUTE DEEMED CONSENT”. If Landlord fails to consent or refuse consent within five (5) Business Days following such second notice, Landlord shall be deemed to have elected the option set forth in clause (i) of the immediately preceding sentence. Notwithstanding anything contained herein to the contrary, if Tenant did not send written notice to Landlord at the time Tenant was initially contemplating a Transfer or if the space that Tenant wishes to Transfer was not the space described in Tenant’s initial notice to Landlord, Landlord’s right of recapture set forth in (ii) above shall not be conditioned upon Landlord leasing the Transfer space to the proposed Transferee. If Landlord exercises a right of recapture pursuant to this Section 8.3, Rent payable by Tenant hereunder shall be appropriately reduced to reflect the smaller square footage of the Premises.

Landlord may reasonably refuse to consent to a Transfer if (a) the proposed Transferee is an assignee and not financially creditworthy or the proposed Transferee is a governmental authority or agency, an organization or person enjoying sovereign or diplomatic immunity, a medical or dental practice, a so-called “telecommunication service provider” for housing equipment rather than general office use, a current tenant or subtenant of the Project or a prospective tenant to whom Landlord has made a written offer to lease space in the Project and with whom Landlord is in active negotiations, unless Landlord shall not have premises available to offer to such current or prospective tenant at the time, which are reasonably comparable to the space subject to the proposed Transfer, (b) an Event of Default by Tenant then exists under this Lease, (c) such assignment or subletting would cause a default by Landlord under another lease in the Project with respect to a ordinary and customary provision of such lease, including, but not limited to, a restrictive use, exclusive or non-competition provisions, or a violation of any Requirement, or (d) any portion of the Project or Premises would likely become subject to additional or different Requirements as a consequence of the proposed assignment or subletting; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its approval and shall not be deemed exclusive of any reasons for reasonably withholding approval, whether similar or dissimilar to such examples. In the event Tenant intends to offer the Premises or any portion there of for sublease or to assign the Lease, upon Tenant’s written request therefore, Landlord shall provide Tenant with a list of any restrictive use provisions and/or exclusive or non-competition provisions contained in any then existing leases for any portion of the Project.

Tenant shall deliver to Landlord copies of all assignment or sublet documents executed in connection with any Permitted Transfer that relate to this Lease or other documents necessary to show the occurrence of such Transfer.

No Transfer shall relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future) and Tenant shall remain liable under this Lease as a principal and not as a surety. Landlord’s consent to a Transfer shall not be deemed a consent to any subsequent Transfer. No acceptance by Landlord of any Rent or any other sum of money from any Transferee shall be deemed to constitute Landlord’s consent to any Transfer. Any attempted Transfer by Tenant in violation of this Article 8 shall be void. Tenant shall pay to Landlord, as Additional Rent, reasonable and customary third party legal fees incurred by Landlord in connection with any proposed Transfer (including a Permitted Transfer) requested or made.

8.4 Notwithstanding anything to the contrary in this Article 8, Tenant may without the requirements of prior notice to Landlord or of Landlord’s consent, without Landlord’s recapture right and without Landlord’s right to participate in any Bonus Rent, sublet all or part of the Premises, or assign this Lease to: (a) any entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) a successor corporation or other entity into which or with which Tenant is merged or consolidated; or (c) an entity which acquired substantially all of Tenant’s assets (the activities described herein are referred to herein as “Permitted Transfers”); provided that (i) such successor entity assumes all of the obligations and liabilities of Tenant and, except in the case of a Transfer made pursuant to subsection (a) above, has a tangible net worth at least equal to the lesser of (1) the tangible net worth of Tenant as of the date immediately prior to such Transfer or (2) the tangible net worth of Tenant as of the Effective Date; and (ii) Tenant shall provide notice to Landlord of the transfer within ten (10) days of the date of the Transfer. For purposes hereof, “control” shall mean ownership of at least 51% of all the economic, ownership and voting interests in such entity.

ARTICLE 9

REPAIRS

9.1 Tenant shall keep the Premises (including the electrical, plumbing, heating, life safety, ventilation and air conditioning systems, the roof membrane, the elevator cabs and equipment (including shafts), the Leasehold Improvements, the Premises Improvements and any Alterations whether or not installed by or for Tenant) that are not the obligation of Landlord to maintain hereunder in good order and in a safe, neat and clean condition, subject to reasonable wear and tear and the terms of Articles 15 and 16 below. Notwithstanding the foregoing, Landlord agrees, if requested by Tenant, to assign to Tenant (without recourse or, if not assignable, to make good faith diligent efforts to enforce on Tenant’s behalf, provided Landlord shall not be required to incur out of pocket costs) any warranties and other rights Landlord may have against any third party related to elements of the Premises that Tenant is required to maintain hereunder while reserving to itself the right to enforce such warranties and rights following the termination of this Lease and with respect to those elements that Landlord is required to maintain hereunder. Tenant hereby indemnifies and holds Landlord harmless from any cost, damage or loss due to Tenant’s acts or omissions with respect to such warranties and rights. Notwithstanding anything to the contrary contained herein, in the event that any of the roof membrane, window seals and glass systems, core building heating, ventilation and air conditioning system, supplemental heating, ventilation and air conditioning systems existing as of the Effective Date, the elevator systems, core building electrical service system, or core building plumbing system servicing the Premises or the Project (collectively, the “Core Building Systems”) require replacement, rather than repair and maintenance (other than as a result of improper maintenance, misuse or abuse by Tenant), upon Tenant’s request therefor, Landlord shall replace such Core Building System and the cost of such replacement shall be an Operating Cost, subject to the terms set forth in the definition of Operating Costs with respect to such Core Building Systems. All maintenance and repairs made by Tenant shall be performed in a good and workmanlike manner and in accordance with the alteration provisions of Article 10. In addition, except as provided in Sections 9.2, 9.3 and 9.4, Tenant shall, at, its expense and pursuant to the terms and conditions of this Lease, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn elements of the Premises that are not Landlord’s obligation to maintain pursuant to Sections 9.2, 9.3 and 9.4 below, excepting ordinary wear and tear and subject to the terms of Articles 15 and 16 below. Notwithstanding anything to the contrary contained herein, at Landlord’s option, if Tenant fails to commence to maintain the Premises or make repairs and replacements as required under this Section 9.1 within thirty (30) days following written notice to Tenant from Landlord (except in the case of an emergency, when no such notice shall be required) and thereafter diligently and continuously complete such maintenance, repairs or replacements, Landlord may deliver a second notice to Tenant, which notice shall be captioned in all capital letters “FAILURE TO RESPOND MAY RESULT IN LANDLORD COMMENCING REPAIRS”. If Tenant fails to commence such repairs within five (5) Business Days following such a second notice, Landlord may, but need not, perform such maintenance or make such repairs and replacements, and Tenant shall pay Landlord the cost Landlord incurred in connection therewith, within thirty (30) days after Landlord’s written demand.

9.2 Subject to the provisions of Article 15 and Article 16, Landlord shall maintain, repair and replace, at its sole cost and expense, and not as an Operating Cost, the structural elements of the Project consisting of the foundations, roof structures, column beams, load bearing and exterior walls and structural elements of the Building and the foundations, column beams, load bearing walls and structural elements of the Underground Parking Areas and any future multi-floor parking structure on the Project. Except as set forth in the immediately preceding sentence and subject to the limitations set forth in the definitions concerning capital improvements and structural elements, in addition to Landlord’s obligations with respect to Core Building Systems as set forth in Section 9.1 above, Landlord shall maintain and repair the Common Areas of the Project, the cost of which shall be reimbursed as an Operating Cost.

9.3 Landlord agrees to deliver the Premises to Tenant on the Commencement Date in a “broom clean” condition with Landlord’s Work Substantially Completed (and all materials and debris resulting from Landlord’s Work removed from the Premises), with the Core Building Systems in good working order and repair and with the Premises watertight (the “Delivery Condition”). Tenant shall inform Landlord in writing of all failures of the Delivery Condition discovered by Tenant promptly following discovery thereof. Any claim based on a failure of a Delivery Condition must be asserted in a written notice by Tenant to Landlord given before the one hundred eightieth (180th) day following the Commencement Date hereof (the “Warranty Date”), and, if not asserted in writing before the Warranty Date, from and after the Warranty Date such claim shall be void and of no force or effect. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Landlord’s sole liability with respect to any failure of a Delivery Condition shall be (i) to cause the Premises to be placed in the Delivery Condition, or (ii) for the cost thereof pursuant to the next proceeding sentence. If Landlord fails to commence correcting any failure of a Delivery Condition within thirty (30) days after receipt of notice from Tenant given on or before the Warranty Date, Tenant shall have the right, but not the obligation, to perform such work and charge Landlord the reasonable cost therefore, which Landlord shall pay within thirty (30) days of receipt of the invoice. Except as expressly set forth herein, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

9.4 Landlord represents and warrants to Tenant that if based upon current interpretations of Requirements as of the Commencement Date, the Premises (exclusive of furniture and equipment) fail to comply with Requirements, including, without limitation, the Americans with Disabilities Act (the “ADA”), Landlord will be solely responsible, at its cost, and not as an Operating Cost, to correct such violation of the Requirements. Notwithstanding the foregoing, Tenant shall be responsible for the cost of compliance with Requirements triggered by Tenant’s particular use of the Premises, Tenant’s construction or alteration thereof, Tenant’s breach of this Lease or future interpretations of or changes to Requirements to the extent that such compliance would not otherwise be Landlord’s obligation under the terms of Sections 9.2 or 9.3 above; provided, in no event shall Tenant be responsible for any alterations to the Premises that are Landlord’s obligation to perform under the terms of Section 9.2 above. Tenant shall inform Landlord in writing of all breaches of Requirements that are Landlord’s obligation to correct that are discovered by Tenant promptly following discovery thereof. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Landlord shall not be liable for any damages incurred by Tenant due to a failure of the Premises to comply with Requirements as the Requirements are interpreted as of the date of this Lease.

9.5 Landlord shall, at Landlord’s sole cost and expense, perform, or cause to be performed, the work (“Landlord’s Work”) as provided in the plans to be prepared by Landlord and submitted to and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. The parties hereto agree that the basic scope of the Landlord’s Work is as set forth on Exhibit H, and that both parties agree to such scope of work. Landlord’s plans and all design and construction of Landlord’s Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards. Tenant shall review and approve each set of plans for Landlord’s Work (which may be presented separately for each element) within three (3) days of Landlord’s submission thereof. If Tenant does not respond to said plans within such three (3) day period, Tenant’s approval shall be deemed given. If Landlord is required to resubmit any plans as the result of Tenant’s review, Tenant shall indicate its acceptance or rejection of the revised plans within two (2) days following receipt by Tenant. If Tenant does not respond to the revised plans within such two (2) day period, Tenant’s approval shall be deemed given to said revised plans.

ARTICLE 10

ALTERATIONS

10.1 The parties acknowledge that Tenant shall perform certain Leasehold Improvements as defined in the Work Letter attached hereto as Exhibit D. Except for the Leasehold Improvements, which shall be governed by the terms and conditions of the Work Letter and not this Article 10, Tenant shall not make any alterations, improvements, additions or repairs (including without limitation, Major Alterations, collectively “Alterations”) to the Premises without first obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, (1) that Landlord may withhold its consent in its sole discretion to any Alterations which (a) are visible from the exterior of the Building or the Project, (b) may affect the Core Building Systems or any structural components of the Building, or (c) are prohibited by any Requirements (individually and collectively, a “Major Alteration”) and (2) Landlord’s consent is not required for Permitted Alterations. As used herein, “Permitted Alterations” means Alterations (a) that are not Major Alterations and (b) that cost less than one hundred thousand and 00/100 dollars ($100,000.00) for each project. Tenant may perform Permitted Alterations so long as Tenant informs Landlord in reasonable detail of the nature of the Permitted Alteration and otherwise complies with the provisions of this Article 10. Landlord may require that any alterations that affect the Core Building Systems or the structural components of the Building be performed by a contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

10.2 Prior to commencing any Alteration other than a Permitted Alteration, Tenant shall submit detailed plans and specifications for Landlord’s review and approval. Landlord shall notify Tenant of its approval or disapproval of such plans and specification and the work described therein within fifteen (15) Business Days of receipt thereof. Landlord shall state in writing and in reasonable detail any objection to such Alteration. Tenant may revise its plans and specifications to incorporate such comments and, if Tenant does so, it may again request Landlord’s consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of the Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alteration with Requirements. If Tenant desires to revise any plans and specifications to any material extent after obtaining Landlord’s approval thereof, Tenant shall re-submit such plans and specifications to Landlord for its approval as provided above.

10.3 All Alterations shall (a) be performed in such a manner as to maintain harmonious labor relations; (b) performed in compliance with good construction safety practices; (c) comply with all applicable Requirements; (d) be completed promptly and in a good and workmanlike manner and in accordance with the plans and specifications reasonably approved by Landlord, if required; (e) not unreasonably disturb Landlord or other tenants in the Project; (f) be performed at Tenant’s sole cost and expense; (g) be performed pursuant to validly issued building and construction permits; and (h) be performed by contractors and subcontractors reasonably approved by Landlord prior to the commencement of such work who possess the requisite experiences, personnel, financial strength and other resources necessary to perform and complete the proposed Alteration in a good and workmanlike lien free manner while preserving all existing warranties related to the Premises of which Landlord has informed Tenant in writing. After completion of any Alterations, Tenant will deliver to Landlord (1) a copy of “as built” plans and specifications depicting and describing such Alterations and (2) final sworn owners and contractors’ statements and unconditional, full and final lien waivers covering all labor and materials included in such Alteration. During the performance of any Alterations, Tenant shall maintain, and shall cause its contractors to maintain, the insurance coverage described in Section 14.1A(v).

10.4 Each Alteration made by Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures), whether temporary or permanent in character, shall remain upon the Premises and shall become Landlord’s property at the expiration or sooner termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to elect at the time Landlord gives its consent for such Alteration to require Tenant to remove that Alteration immediately prior to the termination of this Lease. Landlord shall inform Tenant at the time Landlord consents to any Alteration whether Landlord shall require removal of such Alteration at the expiration or termination of this Lease. In addition, upon Tenant’s request regarding specific Permitted Alterations by Tenant (whether existing or contemplated), Landlord shall inform Tenant if Landlord will require Tenant to remove such Permitted Alterations at the expiration or earlier termination of this Lease. In either such instance, Landlord shall require only the removal of specialized Alterations which would be of limited utility to a successor user of the Premises. Tenant shall, at its cost and expense, effect such removal and restore the Premises to the condition substantially similar to that existing immediately prior to the construction of the Alteration on or before the expiration or termination of this Lease, subject to normal wear and tear and the terms of Article 15 and 16 below. The provisions of this Section 10.4 shall survive the expiration or any earlier termination of this Lease.

ARTICLE 11

LIENS

Tenant shall keep the Project free from any liens arising from any work performed, materials furnished, or obligations incurred by, or on behalf of Tenant. If any lien is filed, such lien shall encumber only Tenant’s interest in the Leasehold Improvements and Alterations on the Premises. Within twenty (20) days after the filing of any such lien, Tenant shall notify Landlord of such lien. Tenant shall, within twenty (20) days of the filing of such lien, either (i) discharge and cancel such lien of record, (ii) contest the same with diligence, in good faith and in accordance with applicable Requirements and post a bond sufficient under the laws of the State of California to release the lien, or (iii) contest the same with diligence, in good standing and in accordance with applicable Requirements and obtain a title insurance endorsement for the Project insuring over the lien (together with the costs of defense) in a form and from a title insurance company reasonably acceptable to Landlord or its Secured Party. If Tenant fails to timely satisfy its obligations set forth in the previous sentence within the time periods set forth herein, Landlord may, but is not required to, post a bond, and Tenant shall reimburse Landlord within three (3) Business Days after notice to Tenant, as Additional Rent, for all amounts so paid by Landlord, including expenses and attorneys’ fees, together with interest thereon until paid at the Interest Rate.

ARTICLE 12

USE AND COMPLIANCE; HAZARDOUS SUBSTANCES

12.1 The Premises shall be used only for Tenant’s Permitted Use and for no other purposes whatsoever.

12.2 Subject to the terms of Article 9 hereof, including Landlord’s obligations set forth in Sections 9.1, 9.2, 9.3 and 9.4, Tenant shall, at Tenant’s sole expense, comply with all Requirements concerning Tenant’s particular use of the Premises and indemnify and hold Landlord and the Landlord Parties harmless from any losses, damages, costs, claims or expenses including all reasonable attorneys’ fees and consultant fees (collectively, “Claims”) which the Landlord Parties incur or suffer by reason of Tenant’s failure to comply with such obligations. If Tenant receives notice of any violation of any Requirements, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice. Except as set forth in that certain ADA Due Diligence Review for 3Com Pal Site Buildings 8, 9 & 10 dated May 11, 2004 prepared by Studios Architecture, Property Condition Evaluation dated April 30, 2004 prepared by EMG, Seismic Risk Assessment dated April 30, 2004 prepared by EMG, Phase I Environmental Site Assessment dated April 30, 2004 prepared by Arcadis G&M, Inc., Phase I Environmental Site Assessment dated October 10, 2001 prepared by LFR (Levine Fricke) and Environmental Impact Report PAL Site Expansion Project dated December 1996 prepared by Environ Corporation, Wetlands Research Associates and H.T. Harvey & Associates, Barton-Aschman Associates, Inc., and Donald Ballanti, to Landlord’s actual knowledge, as of the Effective Date, there are no Hazardous Substances present in, on, under or about the Premises or the Project in violation of Requirements, and no action, proceeding, or claim is pending concerning any Hazardous Substances or pursuant to any Hazardous Substances Requirements. Landlord shall defend, indemnify and hold Tenant harmless from and against all reasonable investigation and remediation costs in connection with the presence of any Hazardous Substances existing in, on, under or about the Premises or the Project prior to the Effective Date.

12.3 Except for amounts of Hazardous Substances (as hereinafter defined) which are a part of or contained in customary office and janitorial and maintenance supplies and/or equipment, and with Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed) such other Hazardous Substances as may be necessary for or appropriate to any of the Permitted Uses, and in each case only if used, stored and disposed of in accordance with the manufacturer’s instructions and all applicable Requirements, Tenant shall not, nor shall Tenant permit the Tenant Parties to, use, store, generate, treat, release or dispose any Hazardous Substance at, on or under the Project. Landlord hereby consents to Tenant’s use of the Hazardous Substances described on Exhibit I hereto in the quantities specified on Exhibit I. Tenant shall indemnify, defend and hold the Landlord Parties harmless from all Claims arising from or attributable to any breach by Tenant of the covenants contained in this Section 12.3, as well as the use of any Hazardous Substances as permitted by this Section 12.3. Tenant’s indemnification obligations hereunder shall survive the termination or expiration of this Lease.

12.4 The Tenant Parties shall comply with all reasonable Rules and Regulations. Landlord shall at all times have the right, upon not less than five (5) Business Days prior written notice to Tenant, to make reasonable changes and additions to such Rules and Regulations. Any failure by Landlord to enforce any of the Rules and Regulations now or hereafter in effect, either against Tenant or any other tenant in the Building, shall not constitute a waiver of any such Rules and Regulations. Landlord shall not be liable to Tenant for the failure or refusal by any other tenant, guest, invitee, visitor, or occupant of the Building to comply with any of the Rules and Regulations provided Landlord shall use reasonable efforts to enforce the Rules and Regulations. Landlord shall not enforce such Rules and Regulations against the tenants of the Project on a discriminatory basis.

ARTICLE 13

DEFAULT AND REMEDIES

13.1 The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease: (a) Tenant fails to pay any Rent hereunder as and when such Rent becomes due and such failure shall continue for more than five (5) days after written notice from Landlord that the same is due; (b) the Premises become abandoned for more than fourteen (14) consecutive days as such abandonment may be determined pursuant to the terms of California Civil Code Section 1951.3; (c) Tenant permits to be done anything which creates a lien upon the Premises and fails to satisfy its obligations as required by Article 11; (d) Tenant violates the provisions of Article 8 by making an unpermitted Transfer which is not cured within thirty (30) days of notice thereof; (e) Tenant fails to maintain in force all policies of insurance required by this Lease and such failure shall continue beyond the earlier to occur of (i) the lapse of such policy and (ii) ten (10) days after Landlord gives Tenant notice of such failure; (f) any petition is filed by or against Tenant or any guarantor of this Lease under any present or future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings; (g) Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; (h) a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within sixty (60) days following the date of such appointment; or (i) Tenant fails to perform or observe any other terms of this Lease (other than those specified above in this Section 13.1) and such failure continues for more than thirty (30) days after Landlord gives Tenant written notice of such failure in the case of a non-emergency, or immediately in the case of an emergency, or, if such non-emergency failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such failure within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within an additional period of time reasonably necessary to correct such failure, but not to exceed an additional ninety (90) days. Any notice given by Landlord pursuant to this Section 13.1 may be the notice required or permitted pursuant to Section 1161 et seq. of the California Code of Civil Procedure or successor statutes, provided the provisions of such statutes are followed, as may be modified herein, and the provisions of this Lease shall not require the giving of a notice in addition to such statutory notice to terminate this Lease and Tenant’s right to possession of the Premises.

13.2 During the continuance of any Event of Default, Landlord may pursue at its option any one or more of the following without further notice or demand to Tenant, Tenant hereby expressly waiving the requirement of service of any statutory notice or demand as a condition precedent to Landlord’s exercising any of the following rights:

A. Landlord may, at its option, terminate this Lease by written notice to Tenant and recover possession of the Premises. Following such termination, Landlord may recover from Tenant damages arising from the Event of Default and the termination of this Lease, including without limitation the following:

(i)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination; plus

(ii)	The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)	The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)	Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; plus

(v)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State in which the Project is located.

As used in subsections (A)(i) and (ii) above, the “Worth at the Time of Award” shall be computed by allowing interest at the Interest Rate. As used in subsection (A)(iii) above, the “Worth at the Time of Award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); or

B. Exercise the remedy, described in California Civil Code 1951.4 (Landlord may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations); or

C. Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord; or

D. At its option, but without any obligation, perform any obligation of Tenant under this Lease and, if Landlord so elects, all costs and expenses reasonably incurred by Landlord in performing such obligations, together with interest thereon at the Interest Rate from the date incurred until paid in full, shall be reimbursed by Tenant to Landlord on demand and shall be considered Rent for purposes of this Lease.

13.3 No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No provision of this Lease shall be construed as an obligation upon Landlord to mitigate Landlord’s damages under the Lease, except to the extent required by applicable Requirements, including, but not limited to, California Civil Code Section 1951.2.

13.4 No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. Landlord’s acceptance of Rent following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice between the parties in connection with the terms of this Lease shall be construed to waive or lessen each party’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to the other party.

13.5 The rights granted to Landlord in this Article 13 shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease. Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord in connection with an Event of Default and the enforcement of this Lease, including all attorneys’ fees incurred in connection with the collection of any sums due hereunder or the enforcement of any right or remedy of Landlord.

13.6 Tenant waives all rights of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, and under any other present or future law, in the event Tenant is evicted or Landlord otherwise lawfully takes possession of the Premises by reason of any default by Tenant.

ARTICLE 14

INSURANCE

14.1 A. Tenant shall obtain and keep in force during the Term the following insurance: (i) “Special Form” insurance insuring the Leasehold Improvements and any other tenant improvements existing in the Premises (collectively, with the Leasehold Improvements the “Premises Improvements”), and all property located in the Premises, including telephone and other equipment, supplies, computer systems, trade fixtures, furniture, furnishings and other items of personal property (“Tenant’s Property”) and all Alterations, in an amount equal to the full replacement value; (ii) Business Interruption insurance in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Section 14.1A(i); and sufficient to reimburse Tenant for Rent for a period of two years in the event of a casualty to, or temporary taking of, the Project, Building or the Premises; (iii) Commercial General Public Liability insurance including personal injury, bodily injury, broad form property damage, products and completed operations liability, contractual liability, coverage to include contractors and subcontractors, with a cross liability clause and a severability of interests clause, in limits not less than $5,000,000.00, inclusive, per occurrence; (iv) Workers’ Compensation, in form and amount as required by applicable Requirements, including Employer’s Liability insurance of not less than $1,000,000.00; (v) during the time Tenant, or its contractor, performs any Alterations in the Premises (other than in connection with the construction of Leasehold Improvements, in which case the provisions of the Work Letter shall apply), Builder’s Risk insurance on an “Special Form” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering all work incorporated in the Project and all materials and equipment in or about the Premises; (vi) Tenant’s “Special Form” Legal Liability insurance with limits not less than $1,000,000; (vii) Automobile Liability covering all owned (if applicable), leased, non-owned, hired, rented or borrowed vehicles and related equipment with limits of $1,000,000.00 for bodily injury and property damage combined; and (viii) any other form or forms of insurance or any changes or endorsements to the insurance required herein as Landlord, or any mortgagee or lessor of Landlord, may reasonably require, from time to time, in form or in amount that are reasonable and customary in the Market Area for tenants in buildings comparable to the Building.

B. All such policies of insurance shall name Tenant as the insured thereunder and (except for the insurance described in Section 14.1A(iv)) shall name Landlord, the Building’s property manager and other parties identified by Landlord such as mortgagees and ground lessors (herein, such mortgagees, secured lenders and ground lessors are collectively referred to as “Secured Parties”), as additional insureds with respect to the Commercial General Public Liability insurance described in Section 14.1(A)(iii) above, all as their respective interests may appear. The insurers will have a Best’s Rating of A-VI or better and the deductibles shall be reasonable and customary for companies comparable to Tenant. Tenant shall deliver to Landlord certificates and/or binders of such insurance by the Commencement Date and, with respect to renewals of such policies, not later than one (1) Business Day prior to the end of the expiring term of coverage. All policies of insurance shall be primary and Tenant shall not carry any separate or additional insurance concurrent in form or requiring contribution in the event of any loss or damage with any insurance maintained by Landlord. All such policies and certificates shall contain an agreement by the insurers (i) that the policies will not be invalidated as they affect the interests of the additional insureds by reason of any breach or violation of warranties, representations, declarations or conditions contained in the policies by Tenant and (ii) that the insurers shall provide Landlord with not less than thirty (30) days prior written notice of any material reduction in coverage, termination or cancellation (ten (10) days for non-payment of premium) of such policies and (iii) waiving any rights of subrogation.

14.2 Landlord shall obtain “Special Form” property insurance on the Project (other than Premises Improvements and Tenant’s Property), including for risk of earthquake and flood if Landlord desires, against damages or loss in an amount equal to the full replacement value, as well as commercial general public liability insurance and such other insurance as is reasonably required by Landlord or customarily maintained by prudent owners of Class A Buildings in the Market Area, all in such amounts and with such insurers deductibles as Landlord reasonably deems appropriate.

14.3 Tenant shall not conduct or knowingly permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Project, which will invalidate the insurance coverage in effect or increase the rate of “Special Form” property insurance or other insurance on the Premises or the Project, and Tenant shall comply with all requirements and regulations of Landlord’s casualty and liability insurer. If any increase in the rate of property insurance or other insurance carried by Landlord occurs due to any act or omission by any Tenant Parties (as defined below), Tenant shall pay for such increase as Additional Rent payable with the next monthly installment of Base Rent due under this Lease.

14.4 Landlord and Tenant, in the exercise of their commercial business judgment, acknowledge that the use of insurance is the best way to protect against the risk of loss to their respective properties and economic interests in the Project and the Premises. Accordingly, each agree that in the event of loss or damage to their respective properties or interests, such loss will be satisfied first by the insurance proceeds paid to the party suffering the loss, next such loss will be deemed satisfied by the insurance proceeds that would have been paid to the party suffering the loss had the insurance required hereunder been carried by such party, and finally, except as otherwise provided in the succeeding sentence, such loss will be satisfied by the party causing the loss or damage. Without limiting the waiver of subrogation required in Section 14.1B, if and to the extent that applicable Requirements permit a full waiver of claims between landlords and tenants in leases such as this Lease, then Landlord and Tenant waive all claims against the other and the Tenant Parties and the Landlord Parties, respectively, for any loss, damage or injury, notwithstanding the negligence of either party in causing a loss or the availability of insurance proceeds.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CAUSE

15.1 Except as otherwise expressly provided in this Article 15, if the Building (or any portion thereof) or the Premises is damaged or destroyed during the Term, Landlord shall diligently repair or restore the Building or the Premises (exclusive of the Premises Improvements, Tenant’s Property and Alternations), as the case may be, as soon as reasonably possible to substantially the condition in which the Building or the Premises, as the case may be, existed immediately prior to such damage or destruction (exclusive of the Premises Improvements, Tenant’s Property and Alterations). Except as otherwise expressly provided in this Article 15, if the Premises (or any portion thereof) is damaged or destroyed during the Term, Tenant shall diligently repair or restore, in accordance with the provisions governing Alterations as set forth in Section 10, the Premises Improvements, the Tenant’s Property and the Alterations in the Premises as soon as reasonably possible to substantially the condition in which such items existed immediately prior to such damage or destruction.

15.2 Except as provided in this Section 15.2, Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any casualty or any restoration. If the Premises (or any portion thereof) is not usable for Tenant’s business purposes pending and during reconstruction as provided in Section 15.1, and in fact Tenant Ceases to Use the Premises (or the affected portion thereof), Rent due and payable hereunder shall equitably abate for the portion of the Premises which is unusable and which Tenant has Ceased to Use for the period commencing with the date of such casualty until the earlier of the date (i) that is ninety (90) days after reconstruction of the Premises is substantially completed by Landlord to the extent required to be completed by Landlord as provided in Section 15.1 or (ii) that Tenant resumes the conduct of its business from such portion of the Premises.

15.3 If there is damage or destruction to the Project (whether or not such damage affects the Premises) or to the Premises, to the extent that Landlord reasonably determines that the Project or the Premises (exclusive of the Premises Improvements, Tenant’s Property and Alterations), as the case may be, cannot be fully repaired or restored within (i) three hundred sixty five (365) days from the date of the casualty and occurs at any time during the Term or (ii) three (3) months from the date of the casualty and occurs during the last Lease Year of the Term, as the same may have been extended pursuant to Article 22 hereof, then, Landlord (solely in the event the Premises are damaged or destroyed or if only other portions of the Project are damaged or destroyed, Landlord also terminates all other leases in the Project) and Tenant (solely in the event that the Premises is damaged or destroyed) shall have the option, upon written notice delivered to the other party within fifteen (15) days of Tenant’s receipt of Landlord’s written notice of the length of such restoration (such notice to be provided within sixty (60) days of such casualty), to terminate this Lease. If the restoration to the Project is prohibited by any Requirements or the insurance proceeds, including deductible amounts (subject to reimbursement pursuant to the terms of Operating Costs), are insufficient or otherwise not available, then Landlord may elect to terminate this Lease upon giving written notice of such election to Tenant within sixty (60) days after such casualty. In the event that Landlord declines to repair the Premises as a result of a shortage of insurance proceeds, Tenant may request from Landlord an estimate of the shortage of insurance proceeds. Within thirty (30) days of receipt of Landlord’s estimate, Tenant may deposit with Landlord the funds set forth in such estimate, in which case, Landlord’s termination of the Lease shall be voided and Landlord shall proceed with such restoration as if there were no such shortage. After completion if the actual costs exceed such estimate, Tenant shall pay Landlord such excess costs. In the event the restoration costs less than such estimate, Landlord shall refund any excess funds deposited by Tenant.

15.4 In the event of termination of this Lease pursuant to this Article 15, then (1) all Rent shall be apportioned and paid to the later of the date on which possession is relinquished or the date of such damage (subject to abatement as set forth in Section 15.2), (2) Tenant shall immediately vacate the Premises as required herein and (3) Tenant shall pay to Landlord that amount of Tenant’s insurance proceeds (or the amount which would have been received by Tenant if Tenant was carrying the insurance required by this Lease) which insures damage to the Premises Improvements and Alterations, provided that Tenant make keep the unamortized value (amortized on a straight line basis over the Term) of Premises Improvement and Alterations constructed and paid for by Tenant. Tenant’s obligations under this Section 15.4 shall survive the termination of this Lease. If neither Landlord nor Tenant timely elects to terminate this Lease, this Lease shall remain in full force and effect and the Project and Premises shall be diligently repaired and restored in accordance with Section 15.1.

15.5 Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of the Premises.

ARTICLE 16

CONDEMNATION

16.1 If the whole or substantially the whole of the Building or the Premises are permanently taken or condemned by eminent domain or by any conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as “condemnation”), the Term shall cease and this Lease shall terminate on the date the condemning authority takes possession.

16.2 If as a result of any taking Landlord cannot within a reasonable time period provide Tenant (i) at or in the vicinity of the Project (defined as being within one-quarter [1/4] mile radius of the existing parking) with the number of parking spaces required by local code for office space the size of the Premises or (ii) reasonable access to the Premises, then Landlord or

Tenant shall have the right to terminate this Lease by written notice to the other party given within thirty (30) days after the date the condemning authority takes possession. If any portion of the Project other than the Premises is permanently taken by condemnation, this Lease shall remain in full force and effect unless terminated pursuant to the other provisions of this Article 16.

16.3 If a portion, but less than substantially the whole, of the Premises shall be permanently taken by condemnation, then this Lease shall terminate as of the date the condemning authority takes possession as to the portion of the Premises so taken, and unless Landlord or Tenant exercises its option to terminate this Lease pursuant to this Section 16.3, this Lease shall remain in full force and effect as to the remainder of the Premises. In the event that more than fifteen percent (15%) of the floor area of the Premises is permanently taken by condemnation and Landlord does not provide Tenant with comparable replacement space at the Project, Tenant may terminate this Lease by written notice to Landlord given within thirty (30) days after the date the condemning authority takes possession. If this Lease is not terminated pursuant to the provisions of this Article 16, then the Rent due and payable hereunder shall equitably abate for the portion of the Premises which is permanently condemned and not occupied for the period commencing with the date possession of such portion of the Premises is given to the condemning authority. If all or any portion of the Premises shall be temporarily taken by condemnation, then this Lease shall remain in full force and effect and Tenant shall continue to pay in full the Rent payable hereunder. In the event of such temporary condemnation, Tenant shall be entitled to appear in and claim any portion of the condemnation award for such temporary taking that represents compensation for Tenant’s loss of use and occupancy of the Premises during the lesser of the period of the temporary taking or the Term of this Lease. Landlord shall be entitled to appear in and claim that portion of the condemnation award that represents the cost of restoration of the Premises and the use or occupancy of the Premises after the end of the Term.

16.4 If this Lease terminates pursuant to the provisions of Article 16, the Rent shall be apportioned as of such date of termination; provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.

16.5 Except as specifically provided herein, all compensation awarded or paid upon a condemnation of any portion of the Project shall belong to and be the property of Landlord without participation by Tenant. Nothing herein shall be construed, however, to preclude Tenant from prosecuting any claim directly against the condemning authority for the unamortized value (amortized on a straight line basis over the Term) of any Leasehold Improvements or Alterations paid for by Tenant, for loss of business, loss of good will, moving expenses, damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant.

ARTICLE 17

INDEMNIFICATION

17.1 Tenant shall indemnify and save Landlord, the Secured Parties and the Landlord Parties harmless from and against all Claims brought by third parties and that arise from Tenant’s or its subtenant’s, assignee’s, agent’s, licensee’s, contractor’s, subcontractor’s, officer’s, director’s, shareholder’s or employee’s (herein, Tenant and such other parties are collectively referred to as the “Tenant Parties”) use and occupancy of the Premises and the Project or from any other activity, omission, work or thing done, permitted or suffered by Tenant or the Tenant Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Landlord or any such indemnified party, Tenant agrees to defend Landlord or such party in such proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord and such indemnified party, if requested by Landlord. In no event shall Tenant be obligated to indemnify Landlord or any of the other parties identified above for any willful or negligent act or omission of Landlord or such other party.

17.2 Landlord shall indemnify and save Tenant and the Tenant Parties harmless from and against all Claims brought by third parties and that arise from Landlord’s or its agent’s, licensee’s, contractor’s, subcontractor’s, officer’s, director’s, partner’s or employee’s (herein, Landlord and such other parties are collectively referred to as the “Landlord Parties”) use and occupancy of the Premises and the Project or from any other activity, omission, work, or thing done, permitted or suffered by Landlord or Landlord Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Tenant or any such indemnified party, Landlord agrees to defend Tenant or such party in such proceeding at Landlord’s sole cost by legal counsel reasonably satisfactory to Tenant and such indemnified party, if requested by Tenant. In no event shall Landlord be obligated to indemnify Tenant or any of the other parties identified above for any willful or negligent act or omission of Tenant or such other party.

17.3 The provisions of this Article 17 shall survive the expiration or termination of this Lease with respect to any Claims asserted against Landlord or Tenant within any applicable statute of limitations.

ARTICLE 18

SUBORDINATION

18.1 Unless elected otherwise by the ground lessee or Secured Party, as the case may be, this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments thereto; provided the ground lessee or Secured Party recognizes the validity of this Lease and the Secured Party agrees that, notwithstanding any default by Landlord with respect to said ground lease or mortgage or any termination or foreclosure thereof, Tenant’s possession and right of use under this Lease shall not be disturbed and the rights of Tenant under this Lease in and to the Premises shall be recognized by such Secured Party unless and until an Event of Default shall have occurred hereunder.

If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given, Tenant shall attorn to such Secured Party or purchaser at such foreclosure sale and this Lease shall continue in effect as a direct lease between Tenant and such Secured Party or purchaser. The ground lessee or Secured Party or purchaser shall (i) be liable as Landlord only for the obligations of Landlord accruing after such ground lessee or Secured Party or purchaser has taken fee title to the Building or Project and (ii) not be liable for (a) any Rent paid more than thirty (30) days in advance or (b) any offsets, claims or defenses which Tenant may have against the previous Landlord. Tenant shall within ten (10) Business Days of request by Landlord or ground lessee, Secured Party or purchaser (in case of attornment), execute and deliver to the requesting party a subordination, non-disturbance and attornment agreement in a form reasonably satisfactory to the requesting party, Tenant and Landlord.

18.2 Any ground lessee, Secured Party or purchaser shall be responsible for the return of any security deposit and Rent voluntarily paid in advance by Tenant only to the extent the security deposit or Rent is received by or credited to such ground lessee, Secured Party or purchaser.

18.3 No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to any Secured Party whose address shall have been furnished to Tenant, and (b) Tenant offers such Secured Party a reasonable opportunity to cure the default.

18.4 Landlord represents and warrants that on the Commencement Date, there shall be no indebtedness secured by a mortgage or deed of trust on Landlord’s interest in the Project and that there is no other Secured Party with respect to the Project.

18.5 Tenant acknowledges that Landlord may in its sole discretion make the Project subject to reasonable and non-discriminatory restrictive covenants, conditions, easements and other encumbrances (“Restrictive Covenants”). Subject to the provisions of Section 21.15 below, such Restrictive Covenants may not have a material adverse impact upon Tenant’s use and enjoyment of the Premises or Common Areas or access to the Premises or reduce the number of parking spaces Tenant is entitled to use hereunder. This Lease shall be subordinate to any such Restrictive Covenants. Such subordination shall automatically be effective without any action or notice to Tenant.

ARTICLE 19

SURRENDER OF THE PREMISES AND HOLDOVER

Upon the Expiration Date or earlier termination of this Lease, Tenant, at Tenant’s sole cost and expense, shall peacefully vacate and surrender the Premises to Landlord in good order, broom clean and in the same condition as at the beginning of the Term or as the Premises may thereafter have been improved by Landlord or Tenant (provided such Alterations were made with Landlord’s consent and not required to be removed pursuant to Section 10.4 or the Work

Letter), reasonable use and wear thereof, repairs necessary due to casualty or condemnation (governed by Sections 15 and 16, respectively) or which are Landlord’s obligations under Articles 9, 15 and 16 all being excepted, and Tenant shall comply with Section 10.4 relating to removal and restoration as well as remove all Tenant’s Property and Alterations that Landlord requires Tenant to remove (other than those Alterations that Landlord agreed could remain pursuant to the terms of Section 10.4 above), and turn over all keys for the Premises to Landlord. Should Tenant continue to hold the Premises after the Expiration Date or earlier termination of this Lease or Tenant’s right to possession without Landlord’s prior written consent, such holding over shall constitute and be construed as a tenancy at sufferance on the same terms hereof except monthly installments of Base Rent shall be equal to one hundred fifty percent (150%) of the Base Rent in effect as of the date of termination, and (B) Tenant shall have no right to renew this Lease or to expand the Premises or any right to additional services. Tenant shall also be liable to Landlord for any and all damages which Landlord suffers because of any holding over by Tenant without Landlord’s written consent. Upon Tenant’s request therefor, Landlord shall give Tenant written notice of whether Landlord has prospective tenants or purchasers for the Premises. Any of Tenant’s Property not removed that Landlord’s requires to be removed or that is required to be removed pursuant to terms of this Lease, may be removed by Landlord and stored, discarded, retained or sold by Landlord and the cost of such storage, discarding, removal and disposition as well as the cost of repairing any damage caused by such removal, shall be paid by Tenant within thirty (30) days of demand and such sum shall accrue interest at the Interest Rate from the date incurred until paid in full. No acceptance of Rent payable pursuant to this Section 19 by Landlord shall operate as waiver of Landlord’s right to gain possession of the Premises or any other remedy set forth herein. The provisions of this Article 19 shall survive the expiration or earlier termination of this Lease.

ARTICLE 20

SECURITY DEPOSIT

The Security Deposit shall be paid upon Tenant’s execution of this Lease and shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. Unless required by applicable Requirements, Landlord shall not be required to keep the Security Deposit segregated from other funds of Landlord or to pay interest thereon. Tenant shall not assign or in any way encumber the Security Deposit. During the continuance of any Event of Default by Tenant, Landlord may, without prejudice to any other remedy, use any portion of the Security Deposit to cure such default. Following any such application of all or any portion of the Security Deposit, Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. If no Event of Default is then continuing at the termination of this Lease, any remaining balance of the Security Deposit shall be returned to Tenant, provided Tenant timely surrenders the Premises in accordance with Article 19 and appropriate reserves have been established by Landlord for Tenant’s Share of Operating Costs accrued prior to the expiration or termination of this Lease. If Landlord transfers its interest in the Premises during the Term, Landlord shall assign the Security Deposit to the transferee, and thereafter Landlord shall have no further liability to Tenant for the Security Deposit.

ARTICLE 21

MISCELLANEOUS

21.1 Professional Fees. In any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party its professional fees for attorneys, appraisers and accountants, its investigation costs, and any other legal expenses and court costs incurred by the prevailing party in such action or proceeding.

21.2 Reimbursements. Wherever this Lease requires Tenant to reimburse or pay Landlord for the cost of any item or service (including the overseeing of Alterations performed by Landlord or Tenant other than Leasehold Improvements) except as a part of ordinary payments of Operating Costs, Taxes or utility reimbursements, such costs will be the actual, reasonable costs of Landlord for such item or service plus an administrative fee not to exceed five (5%) of the cost of such item or service. All such charges shall be payable within ten (10) days after written demand as Additional Rent.

21.3 Severability. Every provision in this Lease is, and shall be construed as, a separate and independent covenant. If any term of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remaining provisions shall not be affected.

21.4 Non-Merger. There shall be no merger of this Lease with any ground leasehold interest or the fee estate in the Project or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or any interest in this Lease as well as any ground leasehold interest or fee estate in the Project or any interest in such fee estate.

21.5 Landlord’s Liability. Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability under this Lease is limited solely to Landlord’s equity in the Project, and in no event shall recourse be had to any other property or assets of Landlord or against any member, partner, shareholder, trustee, officer or director of Landlord or any assets of such parties. If Landlord shall at any time transfer its interest in the Project or this Lease, and to the extent the transferee assumes Landlord’s obligations and liabilities hereunder, Landlord shall be released of any obligations occurring after such transfer, and Tenant shall look solely to Landlord’s successors for performance of such obligations.

21.6 Force Majeure. Whenever the period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to Force Majeure. Force Majeure shall not excuse or delay Tenant’s obligation to pay Rent or any other amount due under this Lease. As used herein, “Force Majeure” shall mean strikes, riots, acts of God, shortages of labor or materials, weather, war, governmental approvals, laws, regulations, or restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of, as applicable, Landlord or Tenant.

21.7 Headings. The article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several articles hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires.

21.8 Successors and Assigns. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, successors and assigns of the parties hereto. If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, Tenant’s obligations shall be joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant hereunder before proceeding against such guarantor, and any such guarantor shall not be released from its guarantee for any reason, including any amendment of this Lease, any forbearance by Landlord or waiver of any of Landlord’s rights, the failure to give Tenant or such guarantor any notices, or the release of any party liable for the payment or performance of Tenant’s obligations hereunder. Notwithstanding the foregoing, nothing contained in this Section 21.8 shall be deemed to override Article 8.

21.9 Landlord’s Representations. Neither Landlord nor Landlord’s agents or brokers have made any representations or promises with respect to the Premises or the use thereof, the Building, the Land, or any other portions of the Project except as herein expressly set forth and all reliance with respect to any representations or promises is based solely on those contained herein. No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.

21.10 Entire Agreement; Amendments. This Lease and the Exhibits and Riders attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant regarding the subject matter of this Lease. No amendment or modification of this Lease shall be binding or valid unless expressed in writing executed by both parties hereto.

21.11 Tenant’s Authority. Tenant hereby covenants, warrants and represents that: (1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of Tenant; (2) this Lease is binding upon Tenant; (3) Tenant is duly organized and existing in the state of its formation and is qualified to do business in the state where the Project is located and (4) the execution and delivery of this Lease will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which it is a party or by which it may be bound.

21.12 Governing Law. This Lease shall be governed by and construed under the laws of the State of California, without regard to conflicts of laws principles. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in Santa Clara County, California. Should any provision of this Lease require judicial interpretation, the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had full opportunity to consult legal counsel of its choice before the execution of this Lease.

21.13 Tenant’s Use of Name of the Project. Tenant shall not, without the prior written consent of Landlord, use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and Tenant shall not do or permit the doing of anything which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Project or confuse or mislead the public as to any apparent connection or relationship between Tenant and Landlord, the Project, or the Land.

21.14 Ancient Lights. Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Premises shall not affect this Lease and Landlord shall have no liability to Tenant with respect thereto.

21.15 Changes to Project by Landlord. Landlord shall have the right to make changes to all portions of the Project in Landlord’s reasonable discretion for the purpose of improving access or security to the Project or the flow of pedestrian and vehicular traffic therein. Landlord may at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor (a) rearrange, change, expand or contract portions of the Project constituting Common Areas, (b) use Common Areas while engaged in making improvements, repairs or alterations to the Project, or any portion thereof, and (c) do and perform such other acts and make such other changes in to or with respect to the Project, or any portion thereof, as Landlord may, in the exercise of sound business judgment, deem to be appropriate, including without limitation the reasonable closure of any portion of the Project or the Common Areas for such time in order to construct additional buildings or other improvements or prevent any adverse possession or public dedication claim, provided Tenant continues to have access to the Project and Premises, full use of the Cafeteria and subject to the provisions set forth below, parking as required under this Lease. In particular, without limiting the foregoing Tenant hereby acknowledges that (a) Landlord reserves the right to further subdivide all or a portion of the Project; (b) if portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are at any time owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, except for the Cafeteria, which may only be used as provided in Section 25.1 below, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Operating Costs to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project and at Landlord’s request, Tenant shall subordinate this Lease to any such agreement pursuant to the terms of Section 18.5; and (c) nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease. Tenant acknowledges that Landlord may take various actions with respect to the Project, including, but not limited to, performing construction on portions of the Project following

Tenant’s occupancy of the Premises, and that such actions may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Except as expressly set forth in this Lease, Tenant hereby waives any and all rent offsets that may arise in connection with such actions, including any offsets that may arise in connection with such actions. Any changes made pursuant to this Section 21.15 shall not alter the computation of Operating Costs as provided in this Article 6 or Taxes as provided in Article 5, but, on and after the date of any such change, Tenant’s Share of Operating Costs and Taxes shall be appropriately adjusted. Notwithstanding anything to the contrary contained herein, the parties hereto contemplate that during construction at the Project Landlord will require alternative parking arrangements for the Project. The type and terms of such alternative parking arrangement will be subject to Tenant’s consent not to be unreasonably withheld, conditioned or delayed, but such arrangements may include valet parking as part of the Project Parking. Without limiting the circumstances under which Tenant may reasonably withhold consent to such alternate parking arrangements, Tenant may reasonably object to any such arrangement which provides Tenant less than Tenant’s Share of the remaining parking in the Underground Parking Area and surface Parking Lots under and adjacent to the Building.

21.16 Time of Essence. Time is of the essence of this Lease.

21.17 Landlord’s Acceptance of Lease. The submission of this Lease to Tenant shall not be construed as an offer and Tenant shall not have any rights with respect thereto unless this Lease is consented to by any Secured Party, and any lessor of Landlord, to the extent such consent is required, and Landlord executes a copy of this Lease and delivers the same to Tenant. Landlord’s execution and delivery of this Lease shall be deemed a representation and warranty by Landlord that Landlord has obtained any such consents and that neither Landlord’s entry into this Lease nor its performance hereunder violates any agreement to which Landlord is a party or any judgment or order by which Landlord is bound. Without limiting the foregoing, Landlord represents and warrants as of the Effective Date that Hyperion’s right of first offer to lease the Premises, pursuant to Section 23 of the Hyperion Lease, has lapsed without exercise by Hyperion.

21.18 Estoppel Certificates. Within ten (10) Business Days after request by either party, the other party shall execute and deliver to the requesting party a written certificate as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and such other information that may be reasonably requested. Any such certificate may be relied upon by Landlord, any successor landlord, any Secured Party, any lessor of Landlord, Tenant or any Tenant Parties.

21.19 Financial Statements. At any time during the Term that Tenant’s stock is not publicly traded, Tenant shall, but not more than once per year, except in the event of a transfer or financing of the Project, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

21.20 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURTS LOCATED IN THE DISTRICT WHERE THE PROJECT IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

21.21 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy in this Lease.

21.22 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

21.23 Waiver. No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Any consent or approval given by Landlord in any one instance shall not constitute consent or approval for any subsequent matter, even if similar to the matter for which such consent or approval was originally given.

21.24 Landlord’s Right to Inspect Landlord shall retain duplicate keys, cards, access codes or other access means to all doors of the Premises. Landlord shall have the right to enter the Premises during normal business hours upon no less than twenty-four (24) hours prior oral notice to Tenant’s designated representative (or, in the event of an emergency, at any hour without notice) (a) to exhibit the same to present or prospective Secured Parties or purchasers during the Term and to prospective tenants during the last nine (9) months of the Term, (b) to inspect the Premises, (c) to confirm that Tenant is complying with all of Tenant’s covenants and obligations under this Lease, (d) to make repairs required of Landlord under the terms of this Lease, (e) to make repairs to areas adjoining the Premises, (f) to repair and service utility lines or other components of the Project and (g) in connection with Landlord’s rights under Articles 7 and 9 of this Lease; provided, however, Landlord shall (i) allow Tenant to have an escort accompany Landlord and others entering the Premises with Landlord’s authorization at all times (other than in case of emergency), and (ii) use reasonable efforts to minimize interference with Tenant’s business. Except to the extent of Landlord’s or any Landlord Parties’ negligence or willful misconduct, Landlord shall not be liable to Tenant for the exercise of Landlord’s rights under this Section 21.24. Landlord shall use reasonable and good faith efforts to inspect the Premises in a manner that will minimize to the extent practicable the disruption of Tenant’s business in the Premises.

21.25 Brokerage. Tenant and Landlord each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, other than with Brokers, and each party shall indemnify and hold the other harmless from all Claims by any broker or agent with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker, other than with Brokers. Landlord shall pay the Brokers as required pursuant to the Commission Agreement between Landlord and the Brokers relating to this Lease. This provision shall survive the expiration or earlier termination of this Lease.

21.26 Notices. All notices, consents, demands, requests, documents, or other communications (other than payment of Rent) required or permitted hereunder (collectively, “notices”) shall be in writing and be deemed given, whether actually received or not, when dispatched for hand delivery (with signed receipts) to the other party, or on the first Business Day after dispatched for delivery by nationally-recognized air express courier (with signed receipts) to the other party, or on the third Business Day after deposit in the United States mail, postage prepaid, certified, return receipt requested, except for notice of change of address which shall be deemed given only upon actual receipt. The addresses of the parties for notices are set forth in the Basic Lease Information, or any such other addresses subsequently specified by each party in notices given pursuant to this Section 21.26.

ARTICLE 22

RENEWAL OPTIONS

22.1 Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant an option to extend the Term of this Lease, for a period of three (3) years, subject to variation pursuant to the terms of Section 23.4 and 24.4 below (the “First Renewal Period”) after the expiration of the initial Term, which First Renewal Period shall commence on the day after the Expiration Date (the “First Renewal Period Commencement Date”) and end on the day before the third (3rd) anniversary of the First Renewal Period Commencement Date and an option to extend the Term of this Lease, for a period of three (3) years, subject to variation pursuant to the terms of Section 23.4 and 24.4 below (the “Second Renewal Period”) after the expiration of the First Renewal Period, which Second Renewal Period shall commence on the day after the expiration of the First Renewal Period (the “Second Renewal Period Commencement Date”) and end on the day before the third (3rd) anniversary of the Second Renewal Period Commencement Date.

22.2 Each such option shall be exercisable by written notice (each, a “Renewal Notice”) from Tenant to Landlord of Tenant’s election to exercise said option given not later than nine(9) months prior to the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable. If Tenant’s then applicable option is not so exercised, said option and all future options shall thereupon expire.

22.3 Tenant may only exercise either such option, and an exercise thereof shall only be effective, if (i) at the time of Tenant’s exercise of said option and on the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable, this Lease is in full force and effect and no Event of Default by Tenant exists, and (ii) inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease and said Tenant has not assigned this Lease or sublet more than fifty percent (50%) of the Premises for substantially all of the remaining term other than through a Permitted Transfer. Without limitation of the foregoing, no sublessee or assignee other than an assignee through a Permitted Transfer shall be entitled to exercise said option.

22.4 Base Rent payable during each Renewal Period with respect to all space included in the Premises as of the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable shall be equal to ninety-five percent (95%) of the Market Rent (as hereinafter defined). Landlord shall give Tenant written notice of the Market Rent, including yearly escalations, within thirty (30) days following written request by Tenant but not earlier than twelve (12) months prior to the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable.

If Tenant disagrees with Landlord’s determination of the Market Rent, Tenant shall notify Landlord of such disagreement within twenty (20) days after receipt of Landlord’s determination of the Market Rent, which notice shall set forth Tenant’s determination of the Market Rent. If Tenant fails to so notify Landlord of Tenant’s disagreement and Tenant’s determination of Market Rent within the required time period, Landlord’s determination of the Market Rent shall be binding on Tenant. If Tenant so notifies Landlord that Landlord’s determination of the Market Rent is not acceptable to Tenant together with Tenant’s determination of Market Rent, Landlord and Tenant shall, during the fifteen (15) day period after Tenant’s notice (the “Negotiation Period”), attempt to agree on the Market Rent. If Landlord and Tenant are unable to agree, Tenant shall within ten (10) days after the Negotiation Period, either (i) accept Landlord’s determination of the Market Rent, (ii) if Tenant has not already exercised its then current option, reject Landlord’s determination and decline to exercise such option, or (iii) reject such determination, exercise such option, if Tenant has not already done so, and submit the determination to binding arbitration as provided below. If Tenant fails to so notify Landlord of Tenant’s election under the preceding sentence within said ten (10) day period after the Negotiation Period, Tenant shall be deemed to have rejected Landlord’s determination and to have declined to exercise its current option, if Tenant had not already exercised such option.

In the event Tenant timely elects arbitration to determine the Market Rent, Landlord and Tenant shall, within ten (10) days after such election to arbitrate, each select a real estate broker who shall have at least ten (10) years’ experience in leasing office space in the Market Area, with working knowledge of current rental rates and practices and shall not be an employee of Landlord or Tenant or a broker retained by Landlord of Tenant in the previous twelve (12) month period. If either Landlord or Tenant fails to appoint a real estate broker within the ten (10) day period referred to above, the real estate broker appointed by the other party shall be the sole real estate broker for the purposes hereof. Upon selection, Landlord’s and Tenant’s real estate broker shall select an independent third real estate broker meeting the aforementioned criteria, which third real estate broker must not have been employed or engaged by either Landlord or Tenant within the previous twelve (12) month period. If the two (2) real estate brokers cannot agree on the selection of the independent third real estate broker within ten (10) days of their selection, then either party may request appointment of the independent third real estate broker by application to the JAMS. Once the independent third real estate broker has been selected as provided for above (or, if a party has failed to timely select any real estate broker, then once that party has failed to make that selection), then, as soon thereafter as practicable but in any case within fourteen (14) days, the independent third real estate broker (or the sole real estate broker, as applicable) shall make his/her determination of which of Landlord’s estimate of the Market Rent or Tenant’s estimate of the Market Rent (collectively, the “Estimates”) most closely reflects the actual Market Rent for the First Renewal Period or the Second Renewal Period, as applicable, and such Estimate shall be binding on both Landlord and Tenant as the Market Rent for the Premises for such Renewal Period. Such independent, third real estate broker shall only be permitted to select either Landlord’s or Tenant’s Estimate after making his/her independent determination of the Market Rent and shall not be permitted to establish a different rate. The parties shall share equally in the costs of the third real estate broker (or the sole real estate broker, as applicable). Any fees of any leasing broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such real estate broker, counsel or expert.

22.5 If Tenant has validly exercised one of such options, within thirty (30) days after the parties hereto agree upon the Market Rent, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the First Renewal Period or Second Renewal Period, as applicable, as determined in accordance herewith, with such revisions to the rental provisions of this Lease as may be necessary to conform such provisions to the Market Rent. Tenant’s failure to timely execute such amendment shall not negate the irrevocable nature of Tenant’s election.

22.6 The term “Market Rent” per square foot of Rentable Area of the Premises shall mean the base rent for comparable space within the sub-markets of Sunnyvale, Santa Clara, North San Jose and Milpitas, as roughly outlined by freeways 101, 237, and 280/680, in Santa Clara County, California (“Market Area”). Comparable space shall consist of multi-story office buildings of similar age, size, condition and quality of construction as the Building. Market Rent shall be determined taking into consideration other relevant factors such as term, broker involvement, rental abatement, tenant improvements, and other concessions then being offered to renewal tenants with comparable creditworthiness as Tenant at such time and may include annual rental escalations.

22.7 Tenant shall not have any option to extend the terms of this Lease beyond the expiration of the Second Renewal Period. Both the First Renewal Period and the Second Renewal Period shall be on the same terms and conditions set forth herein, except that (i) no concessions, abatements or allowances granted with respect to the initial Term hereof shall be applicable to each of the First Renewal Period and the Second Renewal Period, (ii) Base Rent shall be adjusted as set forth in this Article 22 and (iii) First and Second Renewal Periods, once exercised, cannot be exercised again.

ARTICLE 23

RIGHT OF FIRST OFFER TO LEASE BUILDING 9

23.1 Landlord hereby grants to Tenant the right to lease, on the terms and conditions hereinafter set forth (the “Building 9 Right of First Offer”), the building within the Project known as Building 9 or 5470 Great America Parkway, Santa Clara, California (“Building 9”), pursuant to the terms set forth in this Article 23 (the “Building 9 First Offer Space”). Prior to Landlord offering all or any portion of Building 9 for lease, Landlord shall give Tenant written notice (the “Building 9 Lease Offer Notice”) of (i) the floor as well as the location within Building 9 of the Building 9 First Offer Space; (ii) the rentable area of the Building 9 First Offer Space; (iii) Landlord’s estimate of the commencement date for the Building 9 First Offer Space (the “Building 9 First Offer Space Commencement Date”) and (iv) the initial rent, annual escalations of rent, any tenant inducements and the term (“Basic Terms”) for such Building 9 First Offer Space. Tenant’s right to lease all, but not less than all, of the Building 9 First Offer Space described in the Offer Notice from Landlord shall be exercisable by written notice from Tenant to Landlord (“Building 9 Tenant’s First Offer Notice”) given not later than five (5) Business Days after such Building 9 Lease Offer Notice is given, time being of the essence. In addition, if Landlord has submitted a Building 9 Lease Offer Notice in response to a proposal from a third party for the lease of premises which includes both Building 9 First Offer Space and other space in the Project, Landlord may condition Tenant’s exercise of its Building 9 Right of First Offer with respect thereto on Tenant’s agreement to take all the space which is the subject of such proposal, Building 9 First Offer Space and otherwise. Once given, notice of exercise of such right shall be irrevocable, subject to the terms of Section 23.3 below. If such right is not so exercised the first time it is available to Tenant or if the conditions set forth in Section 23.4 are not satisfied, Tenant’s Building 9 Right of First Offer shall thereupon terminate as to the Building 9 First Offer Space set forth in the Building 9 Lease Offer Notice, and Landlord may thereafter lease the Building 9 First Offer Space set forth in the Building 9 Lease Offer Notice without notice to Tenant and free of any right of Tenant (conditioned on Landlord entering into a lease on no more favorable terms as to the term, base rent or tenant inducements offered Tenant); provided that Tenant’s Building 9 Right of First Offer to Lease hereunder shall be reinstated if the rent at which Landlord will actually lease the Building 9 First Offer Space to a prospective tenant is less than ninety-five percent (95%) of the rent contained in Landlord’s Building 9 Lease Offer Notice, taking into account the Tenant Credit Adjustment, or the Basic Terms other than rent in the lease to such prospective tenant are materially more favorable than those offered to Tenant in Landlord’s Building 9 Lease Offer Notice. Landlord’s Building 9 Lease Offer Notice may, at Landlord’s option, be sent simultaneously with notices to other parties having rights in the applicable Building 9 First Offer Space.

23.2 If Tenant has validly exercised its right to lease the Building 9 First Offer Space in accordance with the terms hereof, Landlord and Tenant shall enter into a written lease confirming the terms, conditions and provisions applicable to the Building 9 First Offer Space. If Landlord is unable to deliver to Tenant possession of the Building 9 First Offer Space on or before the estimated Building 9 First Offer Space Commencement Date for any reason whatsoever, Landlord shall not be subject to any liability for such failure to deliver possession. Except as set forth herein, such failure to deliver possession shall not affect either the validity of this Lease, or the obligations of either Landlord or Tenant under this Lease, or be construed to extend the expiration of the Term of this Lease either as to the Building 9 First Offer Space or the balance of the Premises. Notwithstanding anything to the contrary contained herein, Landlord represents that it shall use commercially reasonable efforts to recover possession of the Premises following the natural expiration of the third party lease. If Landlord is unable to deliver possession of the Building 9 Offer Space within one hundred twenty (120) days after the estimated Building 9 Offer Space Commencement Date, Tenant may revoke its notice of exercise with respect to the Building 9 Offer Space by written notice to Landlord given at any time prior to Landlord delivering possession of the Building 9 Offer Space. If simultaneously with or after Tenant gave its Building 9 Tenant’s First Offer Notice, Tenant also exercised an option to extend the term of the Lease and Tenant revokes its notice of exercise pursuant to the preceding sentence, Tenant may also revoke its offer to extend at the time Tenant revokes with respect to Building 9.

23.3 Notwithstanding anything contained herein to the contrary, Tenant acknowledges and agrees that (i) if Tenant does not properly exercise its right to lease any portion of Building 9, its rights under this Article 23 are expressly subordinate to the expansion rights, renewal rights and rights of first offer or refusal of any tenant that actually leases premises within Building 9 prior to Tenant, as such rights are contained in such tenant’s lease; and (ii) its Building 9 Right of First Offer to Lease shall not apply to any space which is being renewed or extended by the existing tenant of the applicable Building 9 First Offer Space, whether or not pursuant to any existing renewal or extension rights.

23.4 Tenant may only exercise its Building 9 Right of First Offer to Lease and an exercise thereof shall only be effective if, (i) at the time of Tenant’s exercise of said right and on the Building 9 First Offer Space Commencement Date this Lease is in full force and effect and no Event of Default by Tenant exists, (ii) inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease or a Permitted Transferee, said Tenant has not assigned this Lease or sublet more than a full floor or more than 27,000 square feet of floor area on multiple floors of the Premises for substantially all of the remaining term, other than through Permitted Transfers, and (iii) at the time of Tenant’s exercise of said right Tenant delivers to Landlord, simultaneously with the delivery of the Tenant’s First Offer Notice, a certified copy of Tenant’s then current financial statements demonstrating a tangible net worth of at least One Hundred Million Dollars ($100,000,000.00) and a net profit for at least three (3) of the immediately preceding six (6) fiscal quarters of Tenant. Without limitation of the foregoing, no sublessee or assignee other than an assignee through a Permitted Transfer shall be entitled to exercise said right.

ARTICLE 24

RIGHT OF SECOND OFFER FOR NEW IMPROVEMENTS

Landlord currently has the ability to construct additional office improvements (the “New Improvements”) on the Northern portion of the Land. Landlord has not settled on design for the New Improvements, but contemplates that the New Improvements will contain at least 150,000 rentable square feet of office space. Landlord granted Hyperion a right of first offer to lease the

New Improvements under Hyperion’s existing lease at the Project (the “Hyperion Lease”). If Landlord decides to construct the New Improvements and Hyperion does not lease all or any portion of the New Improvements, Landlord hereby grants to Tenant a right of second offer to lease the portion of the New Improvements not leased by Hyperion (the “New Improvements Right of Second Offer”). The terms of and procedures for the New Improvements Right of Second Offer shall be the same as the terms and procedures of the Building 9 Right of first Offer set forth in Article 23 above, except that (i) the reference to “ninety-five percent (95%)” in Section 23.1 shall change to “ninety percent (90%)”, and (ii) in addition to the conditions set forth in Section 23.4, it shall be a condition to the exercise of the right under this Article 24 that Tenant waive its right to terminate in Section 3.3 hereof. Notwithstanding anything contained herein to the contrary, Tenant acknowledges and agrees that its rights under this Article 24 are expressly subordinate to the rights of Hyperion under the Hyperion Lease.

ARTICLE 25

CAFETERIA

Landlord, by itself, or through a contractor shall use good faith, reasonable efforts to operate a restaurant in the Cafeteria for the use of Tenant, its employees and invitees, and the users of the remainder of the Project and their employees and invitees. Landlord shall perform all necessary maintenance and repairs to the Cafeteria. The cost to operate the Cafeteria, after deducting sums collected in connection with the operation thereof, shall be Operating Costs.

ARTICLE 26

PERSONAL PROPERTY

Landlord hereby grants to Tenant the right to use the existing furniture, telephone and other personal property (collectively, the “Personal Property”) located in the Premises during the Term and any extensions thereof at no additional cost on an as-is basis. The Personal Property is more particularly listed on Exhibit F attached hereto (“Inventory List”). Landlord makes no representation or warranty as to the condition of such Personal Property or its usefulness to Tenant. Tenant shall be responsible for the maintenance and repair of the Personal Property during the Lease Term at its sole cost and expense and shall insure the Personal Property as part of Tenant’s property insurance required to be carried hereunder. Upon the expiration or earlier termination of this Lease, but subject to the terms of Articles 15 and 16 hereof, Tenant shall return the Personal Property to Landlord in its condition existing as of the Commencement Date, reasonable wear and tear, obsolescence and/or any item or items of Personal Property reaching the end of its serviceable or useful life excepted. In the event that Tenant desires to dispose of any of the Personal Property prior to the expiration or earlier termination of this Lease, Tenant shall deliver written notice to Landlord specifying the Personal Property of which Tenant desires to dispose. Landlord may deliver written notice to Tenant within fifteen (15) days of receipt of Tenant’s notice of Landlord’s desire to retain such Personal Property, in which case Landlord shall arrange with Tenant to remove such Personal Property from the Premises at Landlord’s sole cost and expense. Unless Landlord notifies Tenant that Landlord desires to retain such Personal Property within the time periods set forth herein, Tenant may dispose of such Personal Property at Tenant’s sole cost and expense as Tenant sees fit.

ARTICLE 27

SIGNAGE

27.1 Subject to the provisions of this Article 27, Tenant shall be entitled to install directional signage and signs identifying Tenant’s name and logo in the Premises, on the Building, and on the existing monument sign (or an enlarged replacement thereof constructed by Tenant at its cost) at the Project (the “Monument Sign”) (collectively, the “Tenant’s Signage”).

27.2 The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, condition or delayed, and shall be consistent and compatible with the quality and nature of the Project. In addition, without limiting the foregoing, Landlord may reasonably disapprove proposed Tenant’s Signage if such signage constitutes more than a reasonable allocation of the total signage allocation available to the Project under Requirements. Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Requirements and to any covenants, conditions and restrictions affecting the Project. Landlord shall use reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant acknowledges that Landlord may install such additional monument signs on the Project as Landlord deems desirable acting in Landlord’s reasonable discretion. In the event that such monument signs identify tenants or occupants of the Project, Tenant shall, at Tenant’s sole cost and expense, have the right to include Tenant’s name and logo on such monument signs in a manner determined by Landlord so as to reasonably allocate the use of such signage among the occupants of the Project (which may differ from sign to sign, but which shall be reasonable taking all of the signs together), using such materials and colors as Landlord shall determine in its reasonable discretion.

27.3 The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs shall be the sole responsibility of Tenant; provided that Tenant shall be responsible for the cost of Tenant’s sign panel on the Monument Sign, but Landlord shall maintain all monument signs set forth in this Article 27 in good condition and repair, the cost of which shall be included in Operating Costs. Should Tenant’s Signage require repairs, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense; provided, however, if such repairs are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs within the periods described in the immediately preceding sentence,

Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 27.3 shall survive the expiration or earlier termination of this Lease.

ARTICLE 28

SATELLITE DISH

28.1 Tenant shall have the right to install, at Tenant’s sole cost and expense, on the roof of the Building at a location reasonably acceptable to Landlord satellite dishes and antenna or smaller and related accessories, including without limitation the conduit described below (collectively, “Satellite Equipment”) as Tenant may reasonably request, provided that such Satellite Equipment is properly screened, does not damage the structural integrity of the Premises, shall not involve the making of any roof penetrations or any other actions which would result in a breach of Landlord’s roof warranty, shall comply with applicable laws and further provided that Tenant provides Landlord, at least twenty (20) days prior to any such installation: (i) plans and specifications for the installation of the Satellite Equipment, which shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; and (ii) copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant shall obtain at its own expense. Once installed, Landlord shall be entitled, at Landlord’s cost, to require tenant to relocate its Satellite Equipment to a different location on the roof of the Building as reasonably determined by Landlord. Tenant acknowledges that, upon the expiration or termination of this Lease, Tenant shall be responsible, at its sole cost and expense, to remove the Satellite Equipment and repair any and all damage as a result thereof. In addition, Tenant acknowledges that Tenant shall be responsible for all additional roof costs incurred by Landlord in the maintenance or replacement of the roof of applicable Building due to the presence of the Satellite Equipment.

28.2 Tenant shall not use the roof or the Satellite Equipment in any way that interferes with the use of the Project by: (a) Landlord or (b) tenants or licensees of Landlord now or hereafter leasing or licensing space in, on or at the Project (the “Project Tenants”). The operation of the Satellite Equipment shall not interfere with the Project Tenants or with the maintenance or operation of the Project, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Project and/or its occupants, or the operation of any radio or telecommunication equipment installed at the Project. Tenant agrees to immediately cease all operations (except for testing as approved by Landlord) until the interference has been corrected to the sole satisfaction of the Landlord. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference as set forth in this Lease. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the Satellite Equipment. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference which Landlord determines or reasonably believes is being caused by the Satellite Equipment or Tenant’s use of the Satellite Equipment.

28.3 Tenant hereby agrees to indemnify and hold Landlord, its partners, agents, and employees harmless from and against any and all costs, claims, damages, cause of action, and liability (including reasonable attorneys’ fees and court costs) which may arise by reason of (a) any interference as hereinabove described, and/or (b) any occurrence attributable to or arising out of the installation, maintenance, repair, operation, or removal of any of the Satellite Equipment, including, without limitation, any claim or cause of action for injury to or death of any person or damage to any property, and Tenant agrees to defend any claim, cause of action, or demand against Landlord, its partners, agents, and employees, arising out of any such interference and/or occurrence.

ARTICLE 29

PARKING

29.1 Tenant and Tenant’s invitees, employees and agents shall be entitled to utilize throughout the Term, without charge, commencing on the Commencement Date, two hundred seventy-nine (279) parking spaces in the Project parking areas, Tenant’s Share of which shall be in the Underground Parking Area and the remainder of which shall be in the Parking Lots. In addition to the foregoing, Tenant shall also be entitled to utilize throughout the Term, without charge, commencing on the Commencement Date, six (6) parking spaces on the upper podium for Tenant’s visitors (which spaces shall be marked by Landlord for such use). Tenant’s spaces in the Underground Parking Area shall be located under the Premises and Landlord shall mark such spaces for Tenant’s use. Furthermore, commencing on the Effective Date Tenant and its employees, invitees and agents shall be permitted to use the Project parking areas available to Tenant during the Term for parking without charge in connection with the construction of Leasehold Improvements. Tenant shall cause its employees, invitees and agents to comply with the Rules and Regulations which are prescribed from time to time by Landlord for the orderly operation and use of the parking areas where the parking is located, including any sticker or other identification system established by Landlord, provided they are non-discriminatory. If Tenant fails to observe the Rules and Regulations with respect to parking and such failure continues for an additional five (5) days after written notice from Landlord to Tenant, then Landlord, at its option, may remove particular vehicles of Tenant and/or of its employees, licensees, contractors or invitees and all of Tenant’s personal property from the parking areas to the extent that such vehicles or property are in violation of such Rules and Regulations. Landlord shall not be liable for any damage or loss to any automobile (or property therein) parking in, on or about such parking areas, or for any injury sustained by any person in or about such areas. Tenant shall not tow cars or otherwise enforce its parking rights against third parties other than Tenant Parties and Tenant’s assignees and sublessees. The parking provided to

Tenant pursuant to this Section 12.5 is provided to Tenant solely for use by Tenant’s own personnel, visitors and Tenant’s occupants and such parking spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant, except on a pro-rata basis in connection with a Permitted Transfer or an assignment or subletting or use by contractors of the Premises made in accordance with the terms of this Lease. Notwithstanding anything to the contrary contained herein, Landlord may reserve specific parking areas for other tenants of the Project provided that Tenant receives Tenant’s Share of available reserved parking in or serving the Project.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease, as of the day and year set forth on the cover page hereof.

LANDLORD:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership

By:	Prentiss Properties, Inc., a Delaware corporation, general partner

	By:	/s/ Chris Donohoe
	Name:	Chris Donohoe
	Title:	Vice President

	By:	/s/ Daniel K. Cushing
	Name:	Daniel K. Cushing
	Title:	SVP & Managing Director

TENANT:

ATHEROS COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Jack Lazar
Name:	Jack Lazar
Title:	VP & CFO

SCHEDULE 1.1

DEFINITIONS

When used in this Lease, the terms set forth below shall have the following meanings:

“Access Date” shall have the meaning given to it in Exhibit D hereof.

“ADA” shall have the meaning given to it in Section 9.4 hereof.

“Additional Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Affiliate” shall have the meaning given to it in Section 5.5 hereof.

“Affiliate Transaction” shall have the meaning given to it in Section 24.2 hereof.

“Alterations” shall have the meaning given to it in Section 10.1 hereof.

“Amended Notice” shall have the meaning given to it in Section 6.1(C) hereof.

“Annual Adjustment Notice” shall have the meaning given to it in Section 6.1(C) hereof.

“Bankruptcy Code” shall mean the United State Bankruptcy Code relating to Bankruptcy, as amended.

“Base Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Basic Lease Information” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Bonus Rent” shall have the meaning given to it in Section 8.3 hereof.

“Brokers” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Building 9” shall have the meaning given to it in Section 23.1 hereof.

“Building 9 First Offer Space” shall have the meaning given to it in Section 23.1 hereof.

“Building 9 First Offer Space Commencement Date” shall have the meaning given to it in Section 23.1 hereof.

“Building 9 Lease Offer Notice” shall have the meaning given to it in Section 23.1 hereof.

“Building 9 Right of First Offer” shall have the meaning given to it in Section 23.1 hereof.

“Building” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Business Days” shall mean Monday through Friday (except for Holidays).

“Cafeteria” means the cafeteria currently operated on the first floor of Building 9.

“Cancellation Date” shall have the meaning given to it in Section 3.3 hereof.

“Cancellation Fee” shall have the meaning given to it in Section 3.3 hereof.

“Cancellation Notice” shall have the meaning given to it in Section 3.3 hereof.

“Cease to Use,” “Ceases to Use” or “Ceased to Use” shall mean ceasing use for business purposes, but Tenant shall not be deemed to be using the Premises or portion thereof for business purposes solely because of the presence of Tenant’s furniture, fixtures, equipment and personal property within the Premises or the presence of personnel for the purpose of securing or protecting Tenant’s property such as security guards or information technology personnel.

“Claims” shall have the meaning given to it in Section 12.2 hereof.

“Class A Buildings” shall mean Class A office buildings of similar age, quality of construction and size in the Market Area.

“Commencement Date” shall have the meaning given to it in Section 3.1 hereof.

“Commencement Notice” shall have the meaning given to it in Section 3.1 hereof.

“Common Areas” shall mean those certain areas and facilities of the Project and those certain improvements to the Land which are from time to time provided by Landlord for the use of tenants of the Project and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements may include without limitation the Underground Parking Area, the Cafeteria, all parking fields, any and all corridors, elevator foyers, vending areas, cafeterias, bathrooms, electrical and telephone rooms, mechanical rooms, janitorial areas, conference centers, fitness centers and other similar facilities of buildings other than the Building of the Premises and any and all grounds, parks, landscaped areas, outside sitting areas, sidewalks, walkways, tunnels, pedestrianways, skybridges, and generally all other improvements located on the Land, or which connect the Land to other buildings.

“Core Building Systems” shall have the meaning given to it in Section 9.1 hereof.

The words “day” or “days” shall refer to calendar days, except where Business Days are specified.

“Delivery Condition” shall have the meaning given to it in Section 9.3 hereof.

“Estimates” shall have the meaning given to in Section 22.4 hereof.

“Event of Default” shall have the meaning given to it in Section 13.1 hereof.

“Expiration Date” shall have the meaning given to it in the Basic Lease Information Section hereof.

“First Renewal Period” shall have the meaning given to it in Section 22.1 hereof.

“First Renewal Period Commencement Date” shall have the meaning given to it in Section 22.1 hereof.

“Force Majeure” shall have the meaning given to it in Section 21.6 hereof.

“Hazardous Substance” shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of California, or the United States Government, including, but not limited to (i) any material or substance which is defined or designated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “infectious waste”, “medical waste”, “toxic substance”, “toxic pollutant” or “restricted hazardous waste” under any provision of local, state or federal law; (ii) oil or petroleum; (iii) asbestos and asbestos-containing materials; (iv) polychlorinated biphenyls, urea formaldehyde, radon gas; (v) radioactive material; (vi) any Infectious Waste; and (vii) any product that is flammable, combustible, corrosive, caustic poisonous, explosive or hazardous.

Tenant shall not be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Substances or Infectious Wastes brought on the Premises by Tenant, or the Tenant Parties and the wastes, byproducts or residues generated, resulting or produced therefrom.

“Holidays” shall mean those holidays designated by Landlord, which holidays shall be consistent with those holidays designated by landlords of other first-class office buildings in the greater San Jose area.

The words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall be construed to refer to this Lease as a whole and not to any particular Article or Section thereof unless expressly so stated.

The words “include” and “including” shall be construed as if followed by the phrase “without being limited to.”

“Infectious Wastes” shall mean: any solid waste capable of producing an infectious disease, including all bulk blood, blood products; cultures of specimens from medical, pathological, pharmaceutical, research, commercial and industrial laboratories; human tissues; organs, body parts, secretions, blood and body fluids removed during surgery and autopsies; the carcasses and body parts of all animals exposed to pathogens in research, used in the vivo testing of pharmaceuticals or that died of known or suspected infectious diseases; needles, syringes and scalpel blades.

“Initial Rent Abatement” shall mean the amount of Base Rent which would have been payable between the Commencement Date and the Rent Commencement Date had the Base Rent not been abated for that period, calculated using the monthly Base Rent payable beginning on the Rent Commencement Date.

“Interest Rate” shall have the meaning given to it in Section 4.2 hereof.

“Land” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Land Costs” shall have the meaning given to it in Section 24.1 hereof.

“Landlord” shall have the meaning given to it in the first paragraph of this Lease.

“Landlord’s Address for Payment” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Landlord’s Address for Notice” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Landlord’s Contribution” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Landlord Parties” shall have the meaning given to it in Section 17.2 hereof.

“Lease” shall have the meaning given to it in the first paragraph of this Lease.

“Leasehold Improvements” shall have the meaning given to it in Exhibit D hereof.

“Lease Year” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Major Alteration” shall have the meaning given to it in Section 10.1 hereof.

“Market Area” shall have the meaning given to it is Section 22.6 hereof.

“Market Rent” shall have the meaning given to it is Section 22.6 hereof.

“Monument Sign” shall have the meaning given to it in Section 27.1 hereof.

“Negotiation Period” shall have the meaning given to it in Section 22.4 hereof.

“New Improvements” shall have the meaning given to it in Section 24.1 hereof.

“New Improvements Right of Second Offer” shall have the meaning given to it in Section 24.1 hereof.

“notices” shall have the meaning given to it in Section 21.26 hereof.

“Operating Costs” shall mean any and all expenses, costs and disbursements of every kind which Landlord pays or incurs or becomes obligated to pay in connection with the operation, management, repair and maintenance of the Project, including, without limitation, the cost to operate the Cafeteria, less receipts therefrom, the costs of lighting the Common Areas; the cost of delivering gas, water and sewer services to the Project, snow and ice and trash removal; painting; cleaning; landscaping and grounds maintenance; window cleaning; elevator maintenance in the Common Areas; repair and maintenance of the Project (including, but not limited to, Landlord’s repair, maintenance and service obligations set forth in Article 7 and Article 9 hereof except as otherwise expressly set forth herein); the rental value of the Project’s management office reasonable in size for the Project; maintenance and repair of all personal property of Landlord used in connection with the Project, the cost of renting personal property and equipment used in the repair and maintenance of the Project; loading docks and truck docks; fuel, gas, water, sewer, steam, electricity and other utility charges (other than utilities metered directly to and paid by tenants); insurance and insurance deductibles; security or traffic control forces or equipment (not to be construed to require Landlord to provide such services or equipment); uniforms, supplies; holiday decorations; sales and use taxes on purchased goods; and other labor costs, payroll taxes, insurance, training and wages, salaries and fringe benefits of persons engaged in the accounting, operation, management, maintenance or repair of the Project; a management fee of three percent (3%) of Base Rent and Additional Rent (whether or not Landlord engages a property manager or uses its own personnel); Taxes (defined below); legal and accounting costs incurred by Landlord or paid by Landlord to third parties, reasonable appraisal fees for appraisals made in connection with obtaining insurance for the Project, reasonable consulting fees and all other professional fees and disbursements to the extent of services performed for the Project, all association dues incurred in connection with the operation, management, maintenance of the Project, any and all amounts payable pursuant to any declaration of covenants, reciprocal easement agreement or other encumbrance of record which may now or in the future affect the Project, excluding legal fees with respect to disputes with individual tenants, negotiation of tenant leases or with respect to the ownership rather than the operation, management or repair of the Project and excluding appraisal consulting and other professional fees incurred in connection with the financing or disposition of the Project; and any other expense or charge which, in accordance with generally accepted accounting or management principles, would be considered an expense of operating, maintaining upgrading, replacing, managing, or repairing the Project.

Operating Costs shall exclude (a) specific costs for any capital repairs, replacements, equipment or improvements, except as provided below; (b) expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemner, tenant, warrantor or otherwise) to the extent of funds received by Landlord; (c) expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants); (d) except as provided below, payments for rented equipment if such payments would constitute a capital expenditure not permitted pursuant to the foregoing if the equipment were purchased; (e) interest or amortization payments on any mortgages; (f) net basic rents under ground leases; (g) costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (h) costs specially billed to and paid by specific tenants; (i) salaries and benefits of employees of Landlord and its affiliates above the grade of group manager; (j) depreciation on the Premises, Building or equipment therein; (k) amortization of cost of tenant improvements in the Project; (l) third party accountants’ fees, other professional fees and costs incurred in connection with disputes or lease negotiations with tenants or other occupants or prospective tenants or occupants of all or any portion of the Project, the enforcement of any leases (including unlawful detainer proceedings and the collection of rents), (m) overhead and profit paid to subsidiaries or affiliates of the Landlord for services (other than management) on or to the Project for supplies or other materials, to the extent that the overall cost of the services, supplies or materials provided by Landlord materially exceeds the competitive cost of the services, supplies, or materials if obtained from an unrelated third party on an arm’s length basis; (n) compensation paid to clerks, attendants, or other persons in commercial concessions operated by the Landlord, other than in connection with the operation of the Cafeteria; (o) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except that if Landlord incurs such rentals as an alternative to financing such capital expenditure, the annual installments of such rentals may be passed through to the extent that such item would have been passed through as a capital expense as set forth below; (p) items and services for which Tenant reimburses the Landlord or pays third parties or that the Landlord provides selectively to one or more tenants of all or any portion of the Project other than Tenant without reimbursement; (q) maintenance costs incurred in connection with repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord or to the extent Landlord’s insurance required under the terms of the Lease would have provided insurance, whichever is greater; (r) all voluntary contributions to any political, charitable-organizations or other industry related associations (e.g., BOMA); (s) capital costs for the acquisition of sculpture, paintings or other art objects; (t) advertising, marketing and promotion costs; (u) costs associated with the operation of the corporation or other entity which constitutes the Landlord, as distinguished from costs of operation of the Project, including accounting and legal costs, costs of defending lawsuits with any mortgagee, and the costs of selling, syndicating, financing, mortgaging or hypothecating any ownership interest in Landlord, or any of the Landlord’s interests in the Project; (v) reserves for bad debts or rental losses; (w) the costs incurred to investigate the presence of any Hazardous Material (as defined above), costs to respond to any claim of Hazardous Material contamination or damage, costs to remove any Hazardous Material from the Premises, Building or Project or to remediate any Hazardous Material contamination, any judgments or other costs incurred in connection with any Hazardous Material exposure or release, except to the extent that the cost is caused by the storage, use, release or disposal of the subject Hazardous Material by Tenant; (x) fines and penalties incurred due to Landlord’s operation of the Project in violation of any Requirements or due to Landlord’s failure to timely pay real property taxes; (y) any costs incurred by Landlord in connection with the maintenance or repair of any new improvement on the Project that Tenant does not use and from which Tenant does not benefit to the extent that such costs increase the cost to operate the Project on a per square foot basis; and (z) any costs associated with operating, insuring, maintaining, repairing and replacing the emergency generator, underground fuel storage tank, uninterrupted power supply and batteries, and any related systems or controls for the provision of emergency electrical service. Notwithstanding anything to the contrary contained in this Lease, Operating Costs shall not include any charge that would duplicate or otherwise result in double reimbursement to Landlord for a single expenditure made by Landlord.

Operating Costs shall include the cost to replace any Core Building Systems and, with respect to the replacement or addition of capital improvements, the following: (i) replacements of existing capital improvements; (ii) capital improvements made to increase efficiencies at the Project; or (iii) capital improvements required by Requirements made on or after the Commencement Date, in each case amortized over the useful life of such Core Building System or capital improvement (as determined in accordance with generally accepted accounting principles), together with interest at two percent (2%) above the Prime Rate per annum on the unamortized cost of such improvement. To the extent that Operating Costs include the costs of capital improvements as provided in this paragraph, Landlord shall be permitted to do the same with respect to the costs of leasing (rather than purchasing) such capital item. In no event shall Landlord include in Operating Costs Landlord’s cost to build or replace any structural elements of the Project.

“Operating Costs Payment” shall have the meaning given to it in Section 6.1 hereof.

“Other Improvements” shall have the meaning given to it in Section 21.15 hereof.

“Parking lots” means the surface parking facilities located in the Project.

“Permitted Alterations” shall have the meaning given to it in Section 10.1 hereof.

“Permitted Transfers” shall have the meaning given to it in Section 8.4.

“Plan Deposit” shall have the meaning given to it in Section 24.1 hereof.

“Plans” shall have the meaning given to it in Exhibit D hereof.

“Premises” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Premises Improvements” shall have the meaning given to it in Section 14.1(A) hereof.

“Prime Rate” shall have the meaning given to it in Section 4.2 hereof.

“Project” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Project Tenants” shall have the meaning given to it Section 28.2 hereof.

“Punchlist” shall have the meaning given to it in the Work Letter attached as Exhibit D to the Lease.

“Purchase Contract” shall have the meaning given to it Section 24.1 hereof.

“Renewal Notice” shall have the meaning given to it in Section 22.2 hereof.

“Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Rentable Area of the Project” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Rentable Area of the Premises” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Rent Commencement Date” shall mean the later of (i) October 1, 2005 and (ii) four (4) months after the Commencement Date.

“Requirements” shall mean all requirements, rules, orders, codes and regulations of the federal, state and municipal governments or other duly constituted public authority, and of any board of insurance regulators or underwriters, health officer, fire marshall, and/or building inspector and the terms and provisions of any ground lease, mortgage, deed to secure debt and any other matter of record, in each case affecting or relating to the Project, the Premises, the business conducted in the Premises or Tenant’s use of the Premises.

“Revised Offer” shall have the meaning given to it in Section 24.1.

“Rules and Regulations” shall have the meaning given to it in Section 2.1 hereof.

“Right of First Offer to Sell” shall have the meaning given to it in Section 24.1 hereof.

“Satellite Equipment” shall have the meaning given to it in Section 28.1 hereof.

“Second Renewal Period” shall have the meaning given to it in Section 22.1 hereof.

“Second Renewal Period Commencement Date” shall have the meaning given to it in Section 22.1 hereof.

“Secured Parties” shall have the meaning given to it in Section 14.1(B) hereof.

“Security Deposit” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Sign Specifications” shall have the meaning given to it in Section 27.2 hereof.

“Substantial Completion” and “Substantially Completed” shall have the meanings given them in the Work Letter attached as Exhibit D to the Lease.

“Taxes” shall mean, all taxes, assessments, and other governmental charges, applicable to or assessed against the Project or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether federal, state, county, or municipal and whether assessed by taxing districts or authorities presently taxing the Project or the operation thereof or by other taxing authorities subsequently created, or otherwise, and any other taxes and assessments attributable to or assessed against all or any part of the Project or its operation; including any reasonable expenses, including fees and disbursements of attorneys, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project.

“Tenant” shall be deemed to include Tenant’s successors and assigns (to the extent permitted by Landlord) and any and all occupants of the Premises permitted by Landlord and claiming by, through or under Tenant.

“Tenant’s Address for Notice” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Tenant’s Architect” shall have the meaning given to it in Exhibit D hereof.

“Tenant’s Contractors” shall have the meaning given to it in Exhibit D hereof.

“Tenant Credit Adjustment” means a percentage increase or decrease in rent to account for the risks associated with leasing to tenants with different credit ratings. Included on Exhibit G is a grid depicting the Tenant Credit Adjustment in the form of the basis point spreads between the various credit ratings for prospective tenants.

“Tenant’s Offer” shall have the meaning given to it in Section 24.1 hereof.

“Tenant Parties” shall have the meaning given to it in Section 17.1 hereof.

“Tenant’s Property” shall have the meaning given to it in Section 14.1(A) hereof.

“Tenant’s Permitted Use” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Tenant’s Review Notice” shall have the meaning given to it in Section 6.3 hereof.

“Tenant’s Share” shall have the meaning given to it in the Basic Lease Information Section hereof.

“Tenant’s Signage” shall have the meaning given to it in Section 27.1 hereof.

“Term” shall have the meaning given to it in the Basic Lease Information Section hereof.

The “terms of this Lease” shall be deemed to include all terms, covenants, conditions, provisions, obligations, limitations, restrictions, reservations and agreements contained in this Lease.

“Transfer” shall have the meaning given to it in Section 8.1 hereof.

“Transferee” shall have the meaning given to it in Section 8.3 hereof.

“Underground Parking Area” shall the underground parking facilities located beneath the Building and other buildings in the Project.

“Warranty Date” shall have the meaning given to it in Section 9.3 hereof.

“Work Letter” shall mean the Work Letter attached as Exhibit D to the Lease.

A “year” shall mean a calendar year.

EXHIBIT A

FLOOR PLAN OF THE PREMISES

[Diagrams of floor plans for lower podium and first, second and third floors]

Exhibit A-1

EXHIBIT B

THE LAND

All that real property, situate in the City of Santa Clara, County of Santa Clara, State of California, being a portion of the lands of the City of Santa Clara Land Fill Corporation and the City of Santa Clara described as Parcel B in that Deed of Gift recorded August 30, 1967 in Book 7840 at Page 204, Official Records of Santa Clara County and being a portion of the lands of the City of Santa Clara as described in the deed recorded in Book 9458 at page 115, Official Records of Santa Clara County, said real property being more particularly described as follows:

Beginning at the brass pin monument located at the intersection of the monument line of Great America Parkway (125 feet wide) and the centerline Old Mountain View - Alviso Road (60 feet wide) as shown on that Parcel Map filed for record in Book 602 of Maps at Page 34, Santa Clara County Records; thence along the centerline of Old Mountain View - Alviso Road, North 89° 47’ 24” West 259.00 feet to the Southerly prolongation of the Easterly line of the lands of Santa Clara Valley Water District, described as Parcel 1 in the Grant Deed recorded in Book D928 at Page 706, Official Records of Santa Clara County; thence along said prolongated line, North 10° 57’ 34” West 30.58 feet to the Southeasterly corner of said lands of Santa Clara Valley Water District and the True Point of Beginning, said point being on the North line of said Old Mt. View - Alviso Road as shown on that Parcel Map filed for record in Book 413 of Maps at Page 13, Santa Clara County Records; thence along the Easterly line of San Tomas Aquino Creek, conveyed to the Santa Clara Valley Water District as Parcel 1 in that Grant Deed recorded in Book D928 at Page 706, Official Records of Santa Clara County, and in that Quitclaim recorded in Book D928 at Page 716, Official Records of Santa Clara County, North 10° 57’ 34” West 1325.72 feet to the Southerly corner of that parcel described in the Grant Deed from the City of Santa Clara to the Santa Clara Valley Water District, recorded February 14, 1997, Document 13613165, Official Records of Santa Clara County; thence along the Southeasterly line of said parcel, North 19° 14’ 15” East 105.25 feet to the Southeasterly line of that parcel described as Parcel 1 in that Grant Deed from the City of Santa Clara to the State of California, recorded February 10, 1997, Document 13607858, Official Records of Santa Clara County; thence along the general Southerly boundary of the last said parcel the following six (6) courses: North 63° 34’ 28” East 51.54 feet; North 62° 02’ 11” East 153.02 feet; North 61° 29’ 12” East 230.90 feet; Easterly and Southeasterly along a tangent curve to the right, having a radius of 32.00 feet, through a central angle of 100° 07’ 12”, an arc length of 55.92 feet to a point of compound curvature; Southerly along a tangent curve to the right, having a radius of 282.00 feet, through a central angle of 18° 23’ 50”, an arc length of 90.55 feet; South 00° 00’ 14” West 55.36 feet to the Westerly line of said Great America Parkway, shown as “Proposed Great America Parkway” on that Record of Survey filed for record in Book 34 of Maps at Pages 1 through 8, Santa Clara County Records; thence along said Westerly line, South 01° 05’ 29” West 1395.20 feet; thence along a tangent curve to the right, having a radius of 50.00 feet, through a central angle of 89° 07’ 07”, for an arc length of 77.77 feet to a point of tangency on said North line of Old Mt. View - Alviso Road; thence along said North line, North 89° 47’ 24” West 150.14 feet to said True Point of Beginning.

APN: 104-52-020

Exhibit B-1

EXHIBIT C

EXAMPLE OF CANCELLATION FEE

(1)	Three Months Rent:		$314,384.40

(2)	Prorated Initial Rent Abatement:		$126,269.14

(3)	Unamortized Commissions and
	Landlord’s Contribution:

	Commissions = $1.45 x 87,329 x 5 years =	$633,135.25
	Landlord’s Contribution * = $7.50 x 87,329 =	$654,967.50

		$1,288,102.75
Amortize $1,288,102.75 on a straight-line basis
At a 9% interest rate to the Cancellation Date			$511,015.04

	Cancellation Fee =		$951,668.58

*	Does not include additional Landlord’s Contribution under Article 8 of Exhibit D which, if taken, must be amortized on a straight-line basis at a 9% interest rate from the time paid to Tenant to the Cancellation Date.

Exhibit C-1

EXHIBIT D

WORK LETTER

ARTICLE 1

LEASEHOLD IMPROVEMENTS

Tenant, at its sole cost and expense, but subject to payment of the Landlord’s Contribution (as hereinafter defined) shall perform, or cause to be performed, the work (the “Leasehold Improvements”) in the Premises provided for in the Plans (as hereafter defined) submitted to and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s review and approval of the Plans or any other submission of Tenant shall create no responsibility or liability on the part of Landlord for such compliance or for their completeness or design sufficiency. In addition, Landlord agrees that Tenant shall not have to remove any of the Leasehold Improvements upon the expiration or earlier termination of this Lease. The Leasehold Improvements shall include the installation of two (2) shower stalls in the Premises. Landlord agrees to reimburse Tenant for the cost of the showers (single stall showers on each of the 2nd and 3rd floors in the existing rooms adjacent to the men’s rooms) not to exceed $40,000 (which amount shall be in addition to Landlord’s Contribution). Landlord shall pay the amount incurred by Tenant in connection with the installation of the showers (not to exceed the capped amount) within thirty (30) days of receipt of an invoice therefore.

ARTICLE 2

CONDITION OF THE PREMISES

Tenant shall accept the Premises in its “As-Is” condition for the purpose of commencing the Leasehold Improvements. However, nothing in this Work Letter shall alter Landlord’s obligations with respect to the Premises, including without limitation Landlord’s obligations under Article 9 of the Lease and Exhibit H to the Lease.

ARTICLE 3

PRE-CONSTRUCTION ACTIVITIES

(a) Prior to commencing Tenant’s construction of Leasehold Improvements, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

(i)	An estimated construction schedule including the scheduled commencement date of construction of the Leasehold Improvements, milestone dates and the estimated date of completion of construction.

Exhibit D-1

(ii)	An itemized statement of estimated construction costs, including permits and architectural and engineering fees.

(iii)	The names and addresses of Tenant’s contractors (and the Tenant’s contractor’s subcontractors and vendors) to be engaged by Tenant for the Leasehold Improvements (collectively, “Tenant’s Contractors”). Landlord has the right to reasonably approve or disapprove Tenant’s Contractors.

(iv)	The name and address of the architect to be engaged by Tenant for the Leasehold Improvements (“Tenant’s Architect”), and Tenant’s Architect’s written statement that Tenant’s Architect has visited the site, reviewed existing conditions as such conditions affect the Plans and construction of the Leasehold Improvements. Landlord has the right to reasonably approve or disapprove Tenant’s Architect. Landlord hereby approves Fennie Mahl Architects as Tenant’s Architect.

(v)	Copies of insurance certificates or binders of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and verification has been delivered to Landlord.

(vi)	The Plans for the Leasehold Improvements, which Plans shall be subject to Landlord’s reasonable approval in accordance with Paragraph 3(b) below.

Tenant will update such information and items by notice to Landlord of any material changes. Tenant may supply the items called for in (a)(i) through (a)(iii) and (a)(vi) above in phases, as necessary to accommodate the phased commencement and/or completion of the Leasehold Improvements. For example, Tenant may submit Plans for demolition of existing Premises Improvements and, upon landlord’s approval thereof and issuance of necessary permits, Tenant may commence demolition work despite the fact that Landlord has not yet approved Tenant’s Plans for the Leasehold Improvements.

(b) As used herein the term “Plans” shall mean full and detailed construction drawings, architectural and engineering plans and specifications covering the Leasehold Improvements (including, without limitation, architectural, mechanical, electrical, life safety, fire protection and plumbing working drawings for the Leasehold Improvements). Subject to Landlord’s Contribution, Tenant shall pay all costs and expenses of preparing the Plans, but in no case shall Tenant be obligated to supply greater detail in its Plans than that required by governmental authorities and contractors. The Plans shall be subject to Landlord’s reasonable approval and the approval of all local governmental authorities requiring approval, if any. Landlord shall give its approval or disapproval (giving reasons in case of disapproval) of the Plans within seven (7) days after their

Exhibit D-2

delivery to Landlord. If Landlord does not respond within such seven (7) day period, Landlord’s approval shall be deemed given. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord’s reasonable opinion: (i) the Leasehold Improvements are likely to adversely affect Building systems, the structure of the Building or the safety of the Building; (ii) the Leasehold Improvements would adversely affect Landlord’s ability to furnish services to Tenant or other tenants; (iii) the Leasehold Improvements would violate any governmental laws, rules or ordinances; (iv) the Leasehold Improvements contain or would require the use of hazardous or toxic materials in violation of Requirements; (v) the Leasehold Improvements would adversely affect the exterior appearance of the Building; or vi) the Leasehold Improvements would adversely affect another tenant’s premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. Landlord shall cooperate with Tenant by discussing or reviewing preliminary plans and specifications at Tenant’s request prior to completion of the full, final detailed Plans in order to expedite the preparation of and the subsequent approval process concerning the final Plans. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. Such submission of revised Plans shall be accompanied by a written point by point response from Tenant specifically responding to any disapprovals or other responses delivered by Landlord to Tenant. The Plans shall also be revised, and the Leasehold Improvements shall be changed, to incorporate any work required in the Premises by any local governmental field inspector. Landlord’s approval of the Plans shall in no way be deemed to be acceptance or approval of any element therein contained which is in violation of any applicable statutes, laws, ordinances, orders, codes, rules, regulations, building or fire codes or other governmental requirements.

(c) No Leasehold Improvements shall be undertaken or commenced by Tenant in the Premises until:

(i)	The Plans for the particular phase of the Leasehold Improvements have been submitted to and approved by Landlord pursuant to the terms hereof.

(ii)	All necessary building permits for the particular phase of the Leasehold Improvements have been obtained by Tenant.

(iii)	All required insurance coverages have been obtained by Tenant, it being understood that failure of Landlord to receive evidence of such coverage upon commencement of the Leasehold Improvements shall not waive Tenant’s obligations to obtain such coverages.

Exhibit D-3

ARTICLE 4

CHARGES AND FEES

Prior to the Commencement Date, Landlord shall supply and pay for all reasonable and customary utilities needed for the performance of the Leasehold Improvements. Subject to Article 8 below, Tenant shall be responsible for all other costs and expenses attributable to the Leasehold Improvements.

ARTICLE 5

CHANGE ORDERS

All material changes to the final Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Leasehold Improvements, such approval shall not be unreasonably withheld, conditioned or delayed. Failure of Landlord to respond to a written request to approve a change order within three (3) Business Days shall be deemed Landlord’s approval of such change order.

ARTICLE 6

STANDARDS OF DESIGN AND CONSTRUCTION AND

CONDITIONS OF TENANT’S PERFORMANCE

All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Article 6, except as the same may be modified in the Plans approved by both Landlord and Tenant.

(a) Tenant’s Plans and all design and construction of the Leasehold Improvements shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord’s fire insurance underwriters and the requirements of the Americans With Disabilities Act. Approval by Landlord of the Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance.

(b) Tenant shall, at its own cost and expense, but subject to payment by Landlord of Landlord’s Contribution under Article 8 below, obtain all required building permits and, when construction has been completed, shall, at its own cost and expense, obtain an occupancy permit for the Premises, which shall be delivered to Landlord. Tenant’s failure to obtain such permits shall not cause a delay in the Rent Commencement Date, or the payment of Rent and performance of other obligations under the Lease.

(c) Tenant’s Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Project.

Exhibit D-4

(d) Tenant shall use only new, first-class materials in the Leasehold Improvements generally of a quality level of building standard, except where explicitly shown in the Plans approved by Landlord and Tenant. Such approval of Landlord shall not be unreasonably withheld, conditioned or delayed.

(e) Tenant and Tenant’s Contractors, in performing work, shall cooperate with other tenants and occupants of the Project so that the parties shall not interfere with each other’s work. Construction equipment and materials are to be kept within the Premises (or in such areas outside of the Premises as Landlord may designate for such purpose) and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall reasonably direct so as not to unreasonably burden the operation of the Project.

(f) Tenant shall permit access to the Premises, and the Leasehold Improvements shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Leasehold Improvements are being constructed and installed and following completion of the Leasehold Improvements. With respect to such inspections, Landlord shall take reasonable steps to minimize any unreasonable burden or delay to the progress of Tenant’s work.

(g) Tenant shall notify Landlord upon completion of the Leasehold Improvements and shall furnish Landlord with such further documentation as may be necessary under Article 8 below.

(h) Tenant shall have no authority to materially deviate from the Plans in performance of the Leasehold Improvements, except as authorized by Landlord and its designated representative in writing. Tenant shall furnish to Landlord “as-built” drawings of the Leasehold Improvements. Such record drawings shall be submitted in a final package by Tenant’s general contractor to Landlord within one hundred eighty (180) days after completion of the Leasehold Improvements. Final disbursement of any remaining amounts of Landlord’s Contribution will not occur until such record drawings have been received by Landlord.

(i) Tenant shall impose on and enforce all applicable terms herein against Tenant’s Architect and Tenant’s Contractors.

Exhibit D-5

ARTICLE 7

INSURANCE AND INDEMNIFICATION

(a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Premises, insurance in the following minimum coverages and limits of liability:

(i)	Tenant Workmen’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

(ii)	If applicable, Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury, Completed Operations and Products coverages (such Completed Operations and Products shall be provided for a period of three (3) years after the date of final acceptance of the Leasehold Improvements), and deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, with limits of not less than $5,000,000.00 combined single limit for bodily injury and property damage for each general contractor and $2,000,000 combined single limit for bodily injury and property damage for each subcontractor.

(iii)	Comprehensive Automobile Liability Insurance including Owned, Non-Owned and Hired Car coverages, with limits of not less than $1,000,000.00 combined single limit for both bodily injury and property damage.

(iv)

“All-risk” builder’s risk insurance upon the entire Leasehold Improvements to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Leasehold Improvements and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If portions of the Leasehold Improvements are stored off the site of the Building or in transit to said site and are not covered under said “all-risk” builder’s risk

Exhibit D-6

insurance, then Tenant shall secure and maintain similar property insurance on such portions of the Leasehold Improvements. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted between Landlord and Tenant, as their interests may appear.

All policies (except the workmen’s compensation policy) shall be endorsed to include as additional insured parties Landlord and its partners, directors, officers, employees and agents, Landlord’s contractors, Landlord’s architects, and such additional persons as Landlord reasonably may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the Tenant Workmen’s Compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Landlord’s contractors and Landlord’s architects and their partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Leasehold Improvements or the entry of Tenant or Tenant’s Contractors into the Project and the Premises, including, without limitation, mechanic’s liens or the cost of any repairs to the Premises or Project necessitated by activities of Tenant or Tenant’s Contractors and bodily injury to persons or damage to the property of Tenant, its employees, agents, invitees, licensees or others, except and to the extent that such claims, liabilities, losses, damages and expenses arise out of the negligent act or omission of Landlord or any Landlord’s Party. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

ARTICLE 8

LANDLORD’S CONTRIBUTION

(a) Provided that no Event of Default exists, Landlord shall contribute Landlord’s Contribution (as set forth in the Basic Lease Information section of the Lease) as Landlord’s share of the cost of the Leasehold Improvements and Tenant shall have sole responsibility for the payment of any excess of the cost of the Leasehold Improvements over the amount of the Landlord’s Contribution. If Landlord’s

Exhibit D-7

Contribution exceeds the cost of the Leasehold Improvements, the excess may be used by Tenant to offset or defray moving expenses, phone/data cabling and other related costs. Tenant shall not be entitled to a credit or other payment for any portion of the Landlord’s Contribution not used prior to the first anniversary of the Commencement Date. Landlord’s payments for the Leasehold Improvements shall be made as costs of the Leasehold Improvements are incurred based on an application for payment reasonably approved by Landlord, except that ten percent (10%) of the amount due from Landlord will be withheld by Landlord until Tenant satisfies the terms of Article 6(h) hereof, at which time such funds will be promptly released to Tenant. At any time prior to December 1, 2005, Tenant shall have the right by written notice to Landlord to increase the amount of the Landlord’s Contribution by up to $436,645. If Tenant makes such election, monthly Base Rent payable during the initial Term of this Lease shall increase by the amount necessary to amortize the amount of the increase in the Landlord’s Contribution on a straight line basis over the remainder of the initial Term after such election using an interest rate of 9% per annum.

(b) Periodically, but not more frequently than once per month, Tenant may submit to Landlord a payment request for costs of the Leasehold Improvements incurred naming the parties to be paid and the respective amounts of such payments, which payment request shall be accompanied by a statement in writing by Tenant stating the various contracts entered into by Tenant for the Leasehold Improvements for which Tenant desires reimbursement through Landlord’s Contribution and with respect to each: the total contract price of all labor, work, services and materials; the amounts theretofore paid thereon; and the amount requested for the current disbursement, and such other documentation as Landlord shall reasonably request. Provided such documentation is submitted by the 20th day of a month, Landlord will approve or disapprove such documentation, or portions thereof, by the 1st day of the following month. If Landlord disapproves of any such documentation, Landlord shall notify Tenant of the reason therefor. Thereafter, to the extent such documentation is approved, payment shall be made no later than the 20th day of the month following receipt by Landlord of the payment request and accompanying documentation.

(c) Within one hundred eighty (180) days after receipt of the final Certificate of Occupancy, Tenant shall submit to Landlord a detailed breakdown of the total amount of the costs of the Leasehold Improvements, together with final waivers of liens, contractors’ affidavits, and architects’ certificates in such form as may be reasonably required by Landlord, Landlord’s title insurance company and Landlord’s lender, if any, from all parties performing labor or supplying materials or services in connection with the Leasehold Improvements, showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Project.

Exhibit D-8

ARTICLE 9

LANDLORD’S WORK

(a) Landlord shall promptly commence and diligently and continuously prosecute to completion Landlord’s Work. The phrases “Substantially Complete,” “Substantially Completed,” and “Substantial Completion,” as applied to Landlord’s Work, shall refer to (i) Landlord having substantially completed the construction of the Landlord’s Work in accordance with the plans approved by Tenant pursuant to Exhibit H, subject only to completion of minor items as ordinarily would be included on an architect’s “punchlist” and which do not materially interfere with or prevent the occupancy and use of the Premises by Tenant, and (ii) certification by Landlord’s contractor that the Landlord’s Work is Substantially Complete.

(b) Upon Substantial Completion of Landlord’s Work, Landlord, Tenant and their respective architects shall inspect the Premises and prepare a punchlist identifying all work needed to complete the Landlord’s Work (the “Punchlist”). Landlord shall promptly commence and diligently and continuously prosecute to completion all work needed to correct the Punchlist items.

ARTICLE 10

MISCELLANEOUS

(a) Except as expressly set forth in this Work Letter and for Landlord’s Work pursuant to Exhibit H to the Lease, or as set forth elsewhere in the Lease, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Premises.

(b) Notices hereunder shall be given in the same manner as under the Lease.

(c) The liability of Landlord hereunder or under any amendment hereto or any instrument or document executed in connection herewith shall be limited as provided in the Lease.

(d) The headings set forth herein are for convenience only.

(e) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Leasehold Improvements, and may only be amended if in writing, duly executed by both Landlord and Tenant.

(f) This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

Exhibit D-9

EXHIBIT E

FORM OF COMMENCEMENT NOTICE

This Commencement Notice is delivered this      day of             , 2005, by Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”), to Atheros Communications, Inc., a              corporation (“Tenant”), pursuant to the provisions of Section 3.1 of that certain Lease Agreement (the “Lease”) dated                     , 2005, by and between Landlord and Tenant covering certain space in the Building known as 5480 Great America Parkway, Santa Clara, California. All terms used herein with their initial letter capitalized shall have the meaning assigned to such terms in the Lease.

W I T N E S S E T H:

1. Tenant has accepted possession of the Premises, the Building and the Landlord’s Work and all such Landlord’s Work has been satisfactorily completed by Landlord and accepted by Tenant, subject only to the completion of “Punchlist” items.

2. Landlord has fulfilled all of its duties of an inducement nature, and is not in default in any manner in the performance of any of the terms, covenants, or provisions of the Lease, except as follows:                                                                                           .

3. The Commencement Date of the Lease is the      day of             , 20    , and the Expiration Date is the      day of             , 20    .

4. The Base Rent shall be the amounts set forth on the Base Rent Schedule with payments of Base Rent of $            , beginning             , 20    , subject, however, to such increases as provided in the Lease.

Period	Base Rent Per Month

Exhibit E-1

Period	Base Rent Per Month

5. Remittance of the foregoing payments shall be made on the first day of each month in accordance with the terms and conditions of the Lease at the following address:

Prentiss Properties Acquisition Partners, L.P.

P.O. Box 100435

Pasadena, CA 91189-0435

6. The current Operating Costs Payment under Section 6.1.A is $             per month. Operating Costs are estimated each year and revised information shall be provided to Tenant. Pursuant to Article 6 of the Lease, Tenant shall be responsible for Tenant’s Share of Operating Costs. Pursuant to Article 5 of the Lease, Tenant shall be responsible for Tenant’s Share of Taxes.

7. If Tenant exercises the Termination Option under Section 3.3 of the Lease, the Cancellation Fee for costs incurred through the date hereof shall be $            , subject to increase if the Landlord’s Contribution increases pursuant to Article 8 of the Work Letter.

Exhibit E-2

IN WITNESS WHEREOF, this instrument has been duly executed by Landlord and Tenant as of the date first written above.

LANDLORD:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership

By:	Prentiss Properties, Inc., a Delaware corporation, general partner

By:
Name:
Title:

By:
Name:
Title:

TENANT:

ATHEROS COMMUNICATIONS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit E-3

EXHIBIT F

INVENTORY LIST

Teknion Workstation Summary

Location	Quantity	Description
Bldg 10 1st Floor	84	8x8 Teknion Contributor Cube
	21	8x12 Teknion Mgr. Cube
	11	Printer Station

Bldg 10 2nd Floor	80	8x8 Teknion Contributor Cube
	8	8x10 Teknion Contributor Cube
	20	8x12 Teknion Mgr. Cube
	10	Printer Station
	3	Storage Station

Bldg 10 3rd Floor	88	8x8 Teknion Contributor Cube
	2	8x10 Teknion Contributor Cube
	21	8x12 Teknion Mgr. Cube
	7	Printer Station

Ancillary Furniture Summary

Location	Quantity	Description
Bldg 10 1st Floor
Conference Rooms	7	Conference Rooms with Tables and Chairs

Bldg 10 2nd Floor
Conference Rooms	8	Conference Rooms with Tables and Chairs

Bldg 10 3rd Floor
Conference Rooms	7	Conference Rooms with Tables and Chairs

Exhibit F-1

Miscellaneous

Building 10 1st Floor
4 Credenza
8 Whiteboards
38 Artwork
1 Refrigerator

Building 10 2nd Floor
8 Credenza
9 Whiteboards
36 Artwork
1 Refrigerator

Building 10 3rd Floor
6 Credenza
9 Whiteboards
26 Artwork
2 Refrigerators

Building 10
1 PXN Network Security panel
1 PX Security Panel
32 CASI-RUSCO 940 series 40-bit proximity Card Readers

Exhibit F-2

EXHIBIT G

TENANT CREDIT ADJUSTMENT

TENANT CREDIT ADJUSTMENT

Credit Rating	Rate Reduction

BBB-	0

BBB	15 Basis Points

BBB+	35 Basis Points

A-	60 Basis Points

A/A+	85 Basis Points

AA-	110 Basis Points

AA+	135 Basis Points

AAA	150 Basis Points

Exhibit G-1

EXHIBIT H

LANDLORD’S WORK

New Lobby Expansion - Revised Construction Drawings prepared by Studios Architecture (dated 11.16.04).

Grade Level Improvements – Permit Submission Drawings prepared by Studios Architecture (dated 4.7.05), as revised on 4.11.05 to show Option 1 and Option 2 for Second Loading Zone.

[Diagram of floor plans for Option 1 and Option 2 of second loading zone]

Exhibit H-1

EXHIBIT I

HAZARDOUS SUBSTANCES

lead solder (12 pounds)

cyanoacrylate adhesive (for gluing boards, < 1 liter)

alcohol (for cleaning boards, < 1 gallon)

electronic solvent (for cleaning sockets, < 1 gallon)

heat transfer fluid (antifreeze in recirculating chillers, ~10 gals)

liquid nitrogen (future capability, est. 80 gallons to be stored in parking garage and piped to first floor lab)

air compressor oil (for air compressor, < 1 gallon)

lacquer thinner (glue for acrylic sheets, < 1 gallon)

water flux (1 gallon)

Exhibit H-1

RIDER NO. 1

RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed by tenants or their officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises and for going from one part of the Project to another part of the Project.

2. Plumbing fixtures and appliances shall be used only for the purpose for which constructed, and no sweepings, rubbish, rags, or other unsuitable material shall be thrown or placed therein.

3. Subject to the terms and conditions of the Lease, no signs, posters, advertisements, or notices shall be painted or affixed on any of the windows or doors, or other part of the Building, visible from the exterior of the Premises.

4. The Premises shall not be used for conducting any barter, trade, peddling, or exchange of goods or sale through promotional give-away gimmicks or any business involving the sale of second-hand goods, insurance salvage stock, or fire sale stock, and shall not be used for any auction or pawnshop business, any fire sale, bankruptcy sale, going-out-of- business sale, moving sale, bulk sale, or any other business which, because of merchandising methods or otherwise, would tend to lower the first-class character of the Project.

5. Tenants shall not do anything, or permit anything to be done, in or about the Project, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

6. Tenant shall not place a load upon any floor of the premises which exceeds the floor load per square foot which such floor was designed to carry or which is allowed by applicable building code. Landlord may reasonably prescribe the weight and position of all safes and heavy installations which Tenant desires to place in the Premises so as properly to distribute the weight thereof.

7. A tenant shall notify the Project manager when safes or other heavy equipment are to be taken into or out of any Building. Moving of such items shall be done under the supervision of the Project manager, after receiving written permission from him/her. A tenant shall be required to use protective coverings on walls, elevators and floors to prevent damage caused by the moving of such items.

8. Corridor doors, when not in use, shall be kept closed.

9. All deliveries must be made in such a manner so as not to disturb any other occupants of the Project.

10. Each tenant shall cooperate with Project employees in keeping the Project neat and clean.

11. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, animals (except guide dogs), or reptiles, or any other creatures, shall be brought into or kept in or about the Project.

12. Tenants shall not make or permit any offensive noises or odors in the Project, or otherwise interfere in any way with other tenants or persons having business with them.

13. No equipment of any kind shall be operated in the Premises that could unreasonably annoy any other tenant in the Project.

14. Business machines and mechanical equipment belonging to Tenant which cause noise and/or vibration that may be transmitted to the structure of the Building so as to be objectionable to Landlord or any tenants in the Project shall be placed and maintained by Tenant, at Tenant’s expense, in setting of cork, rubber, or spring type noise and/or vibration eliminators sufficient to eliminate vibration and/or noise.

15. Landlord has the right to evacuate the Project in event of emergency or catastrophe.

16. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant, before occupying the Premises, shall procure and maintain such license or permit and submit it for Landlord’s inspection. Tenant shall at all times comply with the terms of any such license or permit.

17. Tenants shall not be allowed to prepare or cook food within the Premises other than employees of Tenants using a microwave or toaster oven installed in kitchens within the Premises to heat meals for their own consumption.

18. All locks and keys for entry doors and doors within the Premises shall be provided by Landlord, at Tenant’s cost, except the initial entry doors locks and keys shall be at Landlord’s cost.

19. Landlord reserves the right to rescind any of these Rules and Regulations and make such other and further reasonable and non-discriminatory rules and regulations not inconsistent with the express terms of the Lease, which Rules and Regulations when made and notice thereof given to a tenant shall be binding upon him in like manner as if originally herein prescribed.

20. Tenant shall comply with any policies, programs and measures as may be reasonably necessary for the conservation, recycling and/or preservation of energy and natural resources imposed from time to time by any applicable Requirements.

21. The sashes, skylights, windows, and doors that admit light and air into the halls or other public places in the Project shall not be obstructed, nor shall any parcels or other articles be placed on the window sills or on the peripheral air conditioning enclosures.

22. Tenant assumes full responsibility for protecting the Premises from theft and robbery. Upon the request of the Landlord, the Tenant shall furnish to Landlord, information including the name and telephone number of an individual designated by Tenant who should be contacted in the case of an emergency, the name of all individuals to whom Tenant has given entrance keys, and the names of all individuals authorized by Tenant to enter the Premises at other than business hours.

23. All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use. Entrance doors shall not be left open at any time.

24. The Premises shall not be used for lodging or sleeping.

25. Service requests shall be directed to the Project office. Employees of Landlord shall not perform any work for Tenant unless under instructions from Landlord.

26. Smoking of tobacco products anywhere within the buildings of the Project is prohibited.